Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

July 12, 2019

among

MILACRON HOLDINGS CORP.,

HILLENBRAND, INC.

and

BENGAL DELAWARE HOLDING CORPORATION

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

Exhibit A — Certificate of Incorporation of the Surviving Corporation

Exhibit B — Foreign Antitrust Laws

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 12, 2019, among Milacron Holdings Corp., a Delaware corporation (the “Company”), Hillenbrand, Inc., an Indiana corporation (“Parent”), and Bengal Delaware Holding Corporation, a Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H:

WHEREAS the parties hereto intend to effect a merger in which Merger Subsidiary will be merged with and into the Company, in accordance with the applicable provisions of the DGCL, with the Company surviving the Merger as a direct or indirect wholly-owned Subsidiary of Parent (the “Merger”), on the terms and subject to the conditions set forth herein;

WHEREAS, the respective Boards of Directors of the Company and Merger Subsidiary have adopted a resolution unanimously determining that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company or Merger Subsidiary, as applicable, and its respective stockholder(s), and approving and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger on the terms and subject to the conditions set forth in this Agreement);

WHEREAS, the Board of Directors of the Company has resolved to recommend that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby (including the Merger on the terms and subject to the conditions set forth in this Agreement);

WHEREAS, the Board of Directors of Parent has adopted a resolution unanimously approving this Agreement and the transactions contemplated hereby (including the Merger and the issuance of the shares of Parent Stock in connection with the transactions contemplated hereby); and

WHEREAS, Parent (or if Parent is not the sole stockholder of Merger Subsidiary, the Subsidiary of Parent that is the sole stockholder of Merger Subsidiary) as the sole stockholder of Merger Subsidiary has duly executed and delivered to Merger Subsidiary pursuant to Section 228 of the DGCL a written consent adopting this Agreement and the transactions contemplated hereby (including the Merger) (the “Parent Consent”), which Parent Consent will by its terms be effective immediately following the execution of this Agreement by Merger Subsidiary.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions.

(a)    As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Applicable Law” means any federal, state, transnational, provincial, municipal or local statute, law (including common law), ordinance, code, rule, regulation, order, writ, injunction, judgment, decree, ruling, directive (including those of any self-regulatory organization), arbitration award, license, permit, agency requirement or other similar requirement enacted, adopted, promulgated, enforceable or applied by a Governmental Authority, in each case whether foreign or domestic.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the state of New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal of one or more Third Parties (whether or not in writing) relating to, or that could reasonably be expected to lead to, in one transaction or a series of transactions, (i) any sale or other disposition, direct or indirect, of assets (including the capital stock or other equity interests of any of the Subsidiaries of the Company) equal to 15% or more of the consolidated assets of the Company and its Subsidiaries or assets to which 15% or more of the consolidated revenues or earnings of the Company and its Subsidiaries, taken as a whole, are attributable, (ii) the direct or indirect issuance or sale or other disposition of 15% or more of any class of equity or voting securities of the Company, (iii) any tender offer or exchange offer, or any other transaction or series of transactions, that, if consummated, would result in such Third Party(ies) beneficially owning, directly or indirectly, 15% or more of any class of equity or voting securities of the Company, (iv) a merger, consolidation, share exchange, business combination, recapitalization, reorganization or other similar transaction involving the Company, pursuant to which such Third Party(ies) would beneficially own, directly or indirectly, 15% or more of any class of equity or voting securities of the Company or any resulting parent company or (v) any combination of the foregoing.

“Company Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2018, and the notes thereto set forth in the Company’s Form 10-K filed with the SEC for the fiscal year ended December 31, 2018.

“Company Balance Sheet Date” means December 31, 2018.

“Company Credit Agreements” means (a) the Fourth Amended and Restated Credit and Guaranty Agreement, dated as of April 30, 2012, as amended and restated as of March 28, 2013, as further amended and restated as of October 17, 2014, as further amended and restated as of May 14, 2015, as further amended as of March 22, 2016, as further amended as of December 28, 2016, as further amended as of February 28, 2017, as further amended and restated as of April 27, 2018, and as further amended, restated, supplemented or otherwise modified from time to time, by and among the Company, as holdings, Milacron LLC, as lead borrower, the other subsidiaries of the Company party thereto as borrowers and guarantors from time to time, the lenders party thereto and Bank of America, N.A., as administrative agent, together with the letters of credit issued from time to time pursuant thereto and (b) the Term Loan Agreement, dated as of May 14, 2015, as amended as of February 15, 2017, as further amended as of November 8, 2017, and as further amended, restated, supplemented or otherwise modified from time to time, by and among the Company, as holdings, Milacron LLC, as the borrower, the subsidiaries of Milacron LLC party thereto as guarantors from time to time, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, together with the security agreements contemplated thereby and entered into in connection therewith.

“Company Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary simultaneously with the execution of this Agreement.

“Company Equity Awards” means the Company Stock Options, Company Restricted Shares, Company RSUs, Company PSUs and Company SARs.

“Company Intellectual Property” means any Intellectual Property that is owned by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries as currently conducted, taken as a whole.

“Company International Plan” means any Company Employee Plan that is maintained by the Company or any of its Subsidiaries primarily for the benefit of current or former employees of the Company or any of its Subsidiaries who primarily provide services outside of the United States.

“Company Registered IP” means all of the Registered IP owned by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries as currently conducted, taken as a whole.

“Company Stock” means the shares of common stock, par value $0.01 per share, of the Company.

“Company Stock Plans” means (i) the Milacron Acquisition Corp. 2012 Equity Incentive Plan, Milacron Holdings Corp. 2015 Equity Incentive Plan, as amended and restated, and the award agreements thereunder and (ii) each other plan or non-plan award agreement pursuant to which stock options or other incentive equity or equity-based awards with respect to Company Stock have been granted to employees or other service providers of the Company or its Subsidiaries.

“Company U.S. Plan” means any Company Employee Plan that is not a Company International Plan.

“Confidentiality Agreement” means the letter agreement between Parent and the Company (and, for the purposes set forth therein, Milacron LLC) dated March 22, 2019.

“Consent” means any authorization, approval, license, permit, waiver, order or consent.

“Contract” means any contract, subcontract, commitment, arrangement, instrument, undertaking or concession, lease, sublease, sale/lease-back, note, bond, loan, partnership or limited liability company agreement, indenture, license or other agreement.

“Customs & International Trade Authorizations” means any and all licenses, registrations, and approvals required pursuant to the Customs & International Trade Laws, including for the lawful export, deemed export, reexport, deemed reexport, in-country transfer, or import of goods, software, technology, technical data, and services.

“Customs & International Trade Laws” means applicable export control, Sanctions, import, customs and trade, and anti-boycott laws of any jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, including the Tariff Act of 1930, and other laws, regulations, and programs administered or enforced by the U.S. Department of Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979; the Export Control Reform Act of 2018; the Export Administration Regulations, including related restrictions with regard to transactions involving Persons on the U.S. Department of Commerce, Bureau of Industry and Security’s Denied Persons List, Unverified List or Entity List; the Arms Export Control Act; the International Traffic in Arms Regulations, including related restrictions with regard to transactions involving Persons on the Debarred List; the International Emergency Economic Powers Act; the Trading With

the Enemy Act; the embargoes and restrictions administered by OFAC; Executive Orders regarding embargoes and restrictions on transactions with designated countries and Persons, including Persons designated on OFAC’s list of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders List, and Sectoral Sanctions Identifications List, and Persons designated on the U.S. Department of State sanctions lists; the anti-boycott laws and regulations administered by the U.S. Department of Commerce; and the anti-boycott laws and regulations administered by the U.S. Department of the Treasury.

“Data Protection Laws” means the following legislations to the extent applicable: (a) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national law supplementing the GDPR (such as, in the U.K., the Data Protection Act 2018), and (b) any other data protection or privacy laws, regulations, or regulatory requirements applicable to the processing of personal data.

“DGCL” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Laws relating to pollution or the protection of the environment, natural resources or, solely as it relates to exposure to hazardous or toxic substances, human health, including those relating to the Release or threatened Release of Hazardous Substances; the distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances; and recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Financing” means any debt financing or any public or private equity offering (including any offering of derivative securities or other securities exchangeable for, or convertible into, equity securities), or any alternative financing in connection therewith (whether public or private), including any joinder agreements, indentures or credit agreements entered into pursuant thereto or related thereto, in each case in connection with this Agreement and the transactions contemplated by this Agreement.

“Financing Parties” means, in its capacity as such, any agent, arranger, lender, underwriter (including in a public equity offering), purchaser, noteholder or other debt financing source providing a commitment to provide or arrange all or part of the Financing pursuant to any commitment letter, engagement letter or any definitive financing documents in connection with this Agreement and the transactions contemplated by this Agreement.

“Financing Sources Related Parties” means the Financing Parties together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives.

“Form S-4” means the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the registration under the 1933 Act of Parent Stock to be issued in the Merger, and any amendments or supplements thereto.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign, whether federal, state or local, governmental, regulatory, judicial, self-regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or arbitral tribunal.

“Hazardous Substance” means any chemical, material, substance or waste that is classified in any applicable Environmental Law as “hazardous,” “toxic,” “dangerous,” a “pollutant,” a “contaminant” or words of similar meaning, including asbestos, asbestos-containing materials, polychlorinated biphenyls, petroleum or petroleum products, radioactive materials and radon gas, and any other chemical, material, substance or waste, exposure to which is prohibited, limited, or regulated by any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means any and all intellectual property rights throughout the world, including in (i) all United States, international and foreign patents and applications therefor, including all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part of the foregoing; (ii) all inventions (whether or not patentable), trade secrets, know how, databases, business methods, technical data, research and development information, technology, methodologies and customer lists and other proprietary information; (iii) works of authorship and other copyrightable subject matter, copyrights and all registrations and applications for any of the foregoing, including in computer software (whether in source code, object code, or other form), mask works and mask work registrations; (iv) all industrial designs and any registrations and applications therefor; and (v) all trademarks, trade names, trade dress, logos, common law trademarks and service marks, domain names, URLs, and registrations and applications for the foregoing.

“IRS” means the United States Internal Revenue Service.

“knowledge” of any Person that is not an individual means the actual knowledge of such Person’s executive officers; provided, however, that (i) “knowledge” of the Company means the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Letter and (ii) “knowledge” of Parent means the actual knowledge of the individuals listed in Section 1.01(a) of the Parent Disclosure Letter.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, option, security interest, lease, sublease, encumbrance or other adverse claim or restriction of any kind or nature whatsoever in respect of such property or asset.

“Material Adverse Effect” means, with respect to Parent or Company, as applicable, any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that, individually or in the aggregate, (i) has, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any of the following and any effect resulting from the following: (A) changes in the financial, securities, credit, currency, financial or other capital markets in the United States or any other country or region in the world (including changes generally in prevailing interest rates, currency exchange rates and credit markets), or general economic or regulatory, legislative or political conditions, (B) changes or conditions in or of the economic, business and financial environment generally affecting the industry in which such Person and its Subsidiaries operate or the industries to which such Person and its Subsidiaries sell their products, solutions and services, including changes in interest and exchange rates, in the United States or any other jurisdiction in which such Person or its Subsidiaries operate, (C) geopolitical conditions, any outbreak or escalation of hostilities, international trade related matters, trade agreements, tariffs, anti-dumping actions and other trade actions, acts of war (whether or not declared and whether or not political in nature), acts of armed hostility, sabotage, terrorism (including cyber-attacks or computer hacking on a Governmental Authority or which generally affects participants in the industry in which the Company or Parent operate) or national or international calamity (or material worsening of any such conditions on or after the date of this Agreement), (D) any hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, nuclear incident, pandemic, quarantine restrictions, weather conditions, wild fires or other natural disaster or other force majeure event, (E) changes in Applicable Law or GAAP or authoritative interpretation thereof, (F) the failure, in and of itself, of such Person to meet any internal or published projections, forecasts, guidance, estimates or predictions in respect of revenues, earnings or other financial or operating metrics or changes in the market price or trading volume of the securities of such Person or the credit rating of such Person or any analyst downgrades (it being understood that any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts giving rise or contributing to such failure or change may be deemed to constitute, and may be taken into account in determining whether there has been, a Material Adverse Effect to the extent such facts are not otherwise excluded under this definition by another exception herein), (G) the announcement or pendency of the transactions contemplated by this Agreement, including, in each case to the extent relating thereto, (1) the identity of, or any facts or circumstances relating to Parent, Merger Subsidiary or any of their respective Subsidiaries, in the case of the Company, or the Company or its Subsidiaries, in the case of Parent, (2) any loss or change in relationship with any customer, supplier, vendor, reseller, distributor, lender, employee, investor, venture partner, licensor, licensee or other business partner of such Person and (3) compliance with the terms of this Agreement by the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable (it being understood and agreed that (i) actions taken by the Company and its Subsidiaries or the Parent and its Subsidiaries, as applicable, pursuant to its respective obligations under the first sentence of Section 6.01 or the first sentence of Section 7.01, as applicable, to conduct its business and (ii) the consummation of the Merger and transactions contemplated hereby pursuant to Section 2.01, in each case shall not be excluded in determining whether a Material Adverse Effect of such Person has occurred), (H) any litigation, suit, action or proceeding in respect of this Agreement or the transactions contemplated hereby or thereby, or the Proxy Statement/Prospectus (including breach of fiduciary duty and disclosure claims), (I) if such Person is the Company, any action taken by the Company or any of its Subsidiaries at the written request of Parent or Merger Subsidiary made after the date of this Agreement and (J) if such Person is Parent, any action taken by Parent or any of its Subsidiaries at the written request of the Company made after the date of this Agreement; except, in the case of clauses (A), (B), (C), (D) or (E), to the extent having a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate (in which case such effects, changes, developments, events, circumstances, occurrences, conditions, facts or states of facts may be taken into account in determining whether there has been a Material Adverse Effect to the extent of such disproportionate impact or impacts) or (ii) would prevent such Person’s ability to consummate the Merger or perform its other obligations under this Agreement or would prevent the consummation of any of the Merger.

“Net Option Share” means, with respect to each Company Stock Option, the quotient obtained by dividing (A) the product obtained by multiplying (i) the excess, if any, of the Merger Consideration Value over the Option Exercise Price of the Company Stock Option immediately prior to the Effective Time by (ii) the number of shares of Company Stock subject to such Company Stock Option immediately prior to the Effective Time by (B) the Merger Consideration Value.

“NYSE” means The New York Stock Exchange.

“Orders” means any judgment, order or decree, settlement, consent, stipulation, injunction, writ, temporary restraining order or other order in any Proceeding by or with any Governmental Authority.

“Parent Balance Sheet” means the audited consolidated balance sheet of Parent as of September 30, 2018, and the notes thereto set forth in Parent’s Form 10-K filed with the SEC for the fiscal year ended September 30, 2018.

“Parent Balance Sheet Date” means September 30, 2018.

“Parent Disclosure Letter” means the disclosure letter dated the date hereof regarding this Agreement that has been provided by Parent and Merger Subsidiary to the Company simultaneously with the execution of this Agreement.

“Parent Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA and each other material employment or employee benefit Contract, plan, program, practice, arrangement or policy, including any compensation, bonuses, profit-sharing, stock option, stock purchase, stock appreciation right or other stock-related rights or other forms of incentive or deferred compensation, employment, change in control, retention, health and welfare, life, or disability insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits and post-employment, retirement or supplemental retirement benefits (including deferred compensation, pension, health, medical or life insurance benefits), in each case, whether written or unwritten and whether or not subject to ERISA, that is maintained, administered or contributed to by Parent or any of its Subsidiaries and with respect to which Parent or any of its

Subsidiaries has any liability, other than any plan, policy, program, arrangement or understanding mandated by Applicable Law.

“Parent Stock” means the common stock of Parent, no par value.

“Parent Stock Plan” means the Hillenbrand, Inc. Stock Incentive Plan.

“Parent Stock Price” means the volume weighted average trading price of Parent Stock on the NYSE, as reported by Bloomberg, for the ten consecutive trading days ending on the trading day immediately preceding (and for the avoidance of doubt, not including) the Closing Date.

“Patent Rights” means patents and patent applications (including provisional, continuation, divisional, continuation-in-part, reexamination, and reissue patent applications and any patents issuing therefrom), utility models, design patents and other governmental grants for the protection of inventions or industrial designs.

“Permits” means all approvals, authorizations, clearances, registrations, licenses, exemptions, certificates, permits and consents issued by any Governmental Authorities.

“Permitted Liens” means, with respect to any Person, as applicable, (i) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising by operation of Applicable Law and incurred in the ordinary course of business if the underlying obligations (A) are not yet due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (iii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government Contracts, performance and return of money bonds and similar obligations, in each case which are not material to such Person, (iv) zoning, building and other similar codes and regulations regulating the use of real property which are not violated in any material respect by the current use and operation of such real property, (v) Liens the existence of which are disclosed in the notes to the consolidated financial statements of such Person included in the Company SEC Documents, in the case of the Company, or the Parent SEC Documents, in the case of Parent, and in each case filed with the SEC at least one (1) Business Day prior to the date of this Agreement, (vi) Liens, easements, rights of way, covenants and other similar restrictions that have been placed by any developer, landlord or other Person on property over which such Person or any of its Subsidiaries has easement rights or on any property leased by such Person or any of its Subsidiaries and subordination or similar agreements relating thereto and which have not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the use and occupancy of any real property by the Company and its Subsidiaries, in the case of the Company, or Parent and its Subsidiaries, in the case of Parent, in each case for the conduct of their businesses as currently conducted, (vii) licenses granted under Intellectual Property, (viii) easements, rights-of-way, covenants, restrictions, conditions and other similar nonmonetary encumbrances of record, in each case that do not, and would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of such Person and its Subsidiaries, taken as a whole, as currently conducted, (ix) in the case of the Company, Liens incurred pursuant to the Company Credit Agreements and (x) Liens (other than Liens securing indebtedness for borrowed money) that would not otherwise be expected to be material to such Person and its Subsidiaries, taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Proceeding” means any legal, civil, criminal, administrative, regulatory, arbitral, enforcement, or other proceeding, litigation, suit, action, charge, prosecution or investigation by or before a Governmental Authority.

“Proxy Statement/Prospectus” means the proxy statement to be filed with the SEC relating to the Company Stockholder Meeting (including the solicitation of proxies from the stockholders of the Company) to be held by the Company to vote on the adoption of this Agreement, and any amendments or supplements thereto.

“Registered IP” means all Patent Rights, registered trademarks, domain names, registered copyrights, and applications for any of the foregoing.

“Release” means any release, spill, emission, leaking, dumping, leaching, injection, migration, pouring, disposal or discharge into or through the environment.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, partners, managers, Affiliates, consultants, financial advisors, investment bankers, attorneys, accountants and other advisors or representatives.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means any Person that is the target of Sanctions, including, (i) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State and any additional jurisdiction in which the Company or any of its Subsidiaries is incorporated or does business, (ii) any Person located, organized or resident in a Sanctioned Country, or (iii) any Person 50% or more owned or otherwise controlled by any such Person or Persons described in the foregoing clauses (i) and (ii).

“Sanctions” means applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by Governmental Authorities, including the U.S. government through OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state, Her Majesty’s Treasury of the United Kingdom and Switzerland.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, (i) any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at any time owned by such Person or (ii) any entity of which such Person beneficially owns more than fifty percent (50%) of the securities or other ownership interests having ordinary voting power, in each case directly or indirectly through one or more Persons.

“Tax” or “Taxes” means (i) any and all taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority or Taxing Authority, whether disputed or not, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, escheat, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes and (ii) any liability for any amounts described in clause (i) as a transferee or successor, by Contract, operation of law, or otherwise.

“Tax Return” means any Tax return, statement, report, election, declaration, disclosure, schedule or form (including any estimated tax or information return or report) filed or required to be filed with any Taxing Authority including any attachments or amendments thereto.

“Taxing Authority” means any Governmental Authority (domestic or foreign) responsible for the imposition or collection of any Tax.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act (including, for the avoidance of doubt, a group of persons as contemplated in subsection (3) of Section 13(d) of the 1934 Act), other than Parent or any of its Subsidiaries.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptable Confidentiality Agreement	Section 6.03(h)(i)
Adverse Recommendation Change	Section 6.03(a)(ii)
Agreement	Preamble
Anti-Corruption Laws	Section 4.24(a)
Antitrust Authority	Section 8.01(c)
Antitrust Laws	Section 8.01(b)
Appraisal Shares	Section 2.04
Burdensome Divestiture Condition	Section 8.01(c)
Cash Consideration	Section 2.02(a)
Certificates	Section 2.03(a)
Closing	Section 2.01(b)
Closing Date	Section 2.01(b)
Company	Preamble
Company Board Recommendation	Section 4.02(b)
Company Employee Plan	Section 4.18(a)
Company Employees	Section 7.05(a)
Company Material Contract	Section 4.22(b)
Company Preferred Stock	Section 4.05(a)
Company PSU	Section 2.05(d)
Company PSU Merger Consideration	Section 2.05(d)
Company Representatives	Section 6.03(a)
Company Restricted Share	Section 2.05(b)
Company RSU	Section 2.05(c)
Company RSU Merger Consideration	Section 2.05(c)
Company SAR	Section 2.05(e)
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(c)
Company Stock Option	Section 2.05(a)
Company Stock Option Grant Date	Section 4.05(b)
Company Stockholder Approval	Section 4.02(a)
Company Stockholder Meeting	Section 6.02
Company Securities	Section 4.05(c)
Company Subsidiary Securities	Section 4.06(d)
Company Termination Fee	Section 11.04(b)(i)
Divestiture Action	Section 8.01(c)
EDGAR	Article 4
Effective Time	Section 2.01(c)
End Date	Section 10.01(b)(i)
Environmental Permit	Section 4.21(b)
Exchange Agent	Section 2.03(a)
Exchange Fund	Section 2.03(b)

Term	Section
Foreign Antitrust Laws	Section 4.03(b)
In-the-Money Company Option Merger Consideration	Section 2.05(a)
In-the-Money Company SAR	Section 2.05(e)
In-the-Money Company SAR Merger Consideration	Section 2.05(e)
In-the-Money Company Stock Option	Section 2.05(a)
Indemnified Person	Section 7.04(a)
Internal Controls	Section 4.07(h)
Intervening Event	Section 6.03(c)
Labor Agreement	Section 4.19(a)
Leased Real Property	Section 4.14(c)
Major Customer	Section 4.23
Major Supplier	Section 4.23
Material Real Property Lease	Section 4.14(c)
Maximum Tail Premium	Section 7.04(c)
Merger	Recitals
Merger Consideration	Section 2.02(a)
Merger Consideration Value	Section 2.05(a)
Merger Subsidiary	Preamble
Option Exercise Price	Section 2.05(a)
Owned Real Property	Section 4.14(b)
Parent	Preamble
Parent Consent	Recitals
Parent Preferred Stock	Section 5.05(a)
Parent RSUs	Section 5.05(a)
Parent SEC Documents	Section 5.06(a)
Parent Securities	Section 5.05(b)
Parent Stock Options	Section 5.05(a)
Real Property	Section 4.14(c)
Reference Time	Section 4.05(a)
Restraints	Section 9.01(b)
Stock Consideration	Section 2.02(a)
Superior Proposal	Section 6.03(h)(ii)
Surviving Corporation	Section 2.01(a)
Uncertificated Shares	Section 2.03(a)

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The preamble and recitals to this Agreement are incorporated into and made a part of this Agreement. The table of contents, and the article and section and other titles, headings and captions herein, are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Annexes, Exhibits and Schedules are to Articles, Sections, Annexes, Exhibits and Schedules of this Agreement unless otherwise specified. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in any Annex, Exhibit or Schedule or in any certificate or other document made or delivered pursuant hereto but not otherwise defined therein shall have the meaning as defined in this Agreement. The definition of terms herein shall apply equally to the singular and the plural. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or thing extends, and such shall not mean simply “if”. The word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”). “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Unless otherwise specified, references to any law shall be deemed to refer to such law as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the permitted successors and assigns of that Person. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The phrase “date hereof” or “date of this Agreement” shall be deemed to refer to the date set forth in the preamble of this Agreement. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date; and, if no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1). Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the time zone in which New York City, New York is located. References to a “day” or “days” shall be deemed to mean a calendar day or calendar days, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. Any references in this Agreement to “dollars” or “$” shall be to U.S. dollars. References to any information or document being “made available”, “provided” or “furnished” (other than to the SEC) as of the date hereof, and words of similar import shall include such information or document, (x) with respect to the Company, (1) to the extent such information or document was filed with the SEC on or after January 1, 2018 and prior to the date hereof and is available on EDGAR, that is available on EDGAR or (2) having been posted to the online data room hosted on behalf of the Company by Intralinks by 5 P.M. New York City time on the day immediately preceding the date of this Agreement (other than information or documents thereafter provided in response to requests of Parent, Merger Subsidiary or their respective Representatives) and, (y) with respect to Parent, (1) to the extent such information or document was filed with the SEC on or after January 1, 2018 and prior to the date hereof and is available on EDGAR, that is available on EDGAR or (2) having been distributed to the Company or its advisors by 5 P.M. New York City time on the day immediately preceding the date of this Agreement (other than information or documents thereafter provided in response to requests of the Company or its Representatives). References to the “ordinary course of business” of any Person shall be deemed to mean “the ordinary course of business consistent with the past practices” of such Person.

ARTICLE 2

The Merger

Section 2.01. The Merger.

(a)    On the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Subsidiary shall be merged with and into the Company in the Merger, whereupon, the separate existence of Merger Subsidiary shall cease and the Company shall be the surviving corporation of the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the laws of the State of Delaware as a direct or indirect wholly-owned subsidiary of Parent.

(b)    Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 155 North Wacker Drive Chicago, Illinois 60606 at 9:00 a.m. New York City time, on the date specified by the parties hereto, but in any event no later than the third (3rd) Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing by the party or parties entitled to the benefit of such conditions) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree consistent with the DGCL (the date on which the Closing occurs, the “Closing Date”).

(c)    At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later date and time as may be specified in the certificate of merger).

(d)    From and after the Effective Time, the Merger shall have the effects set forth in Section 259 of the DGCL and this Agreement.

Section 2.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)    except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (x) $11.80 in cash, without interest (the “Cash Consideration”) and (y) 0.1612 shares of Parent Stock (subject to Section 2.03 and Section 2.09) (the “Stock Consideration” and, together with the Cash Consideration, the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall cease to exist, and each such share shall thereafter represent only the right to receive (A) the Merger Consideration and (B) with respect to the Stock Consideration, the right to receive (i) cash in lieu of any fractional shares of Parent Stock pursuant to Section 2.09 and (ii) any dividends or other distributions with respect to shares of Parent Stock pursuant to Section 2.03(h), in each case, to be paid in accordance with Section 2.03, without interest;

(b)    each share of Company Stock held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c)    each share of Company Stock held by any wholly-owned Subsidiary of either the Company or Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $0.01 per share, of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned of the Company immediately prior to the Effective Time; and

(d)    each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation and, together with any shares of common stock of the Surviving Corporation issued pursuant to Section 2.02(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment.

(a)    Prior to the Effective Time, Parent shall appoint its transfer agent or another agent reasonably acceptable to the Company (the “Exchange Agent”) and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to the Company for the purpose of exchanging for the Merger Consideration (A) certificates representing shares of Company Stock (the “Certificates”) or (B) uncertificated shares of Company Stock (the “Uncertificated Shares”). Promptly after the Effective Time (but in no event later than five Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal (in a form that was reasonably acceptable to the Company prior to the Effective Time) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b)    Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate (or affidavit in lieu thereof pursuant to Section 2.07), together with a properly completed letter of transmittal, in the case of Certificates, or (ii) receipt of such evidence, if any, as the Exchange Agent may reasonably request in the case of a surrender of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share (including cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)). Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration (including cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Company Stock and for exchange in accordance with this Section 2.03, (x) certificates (or evidence of shares of Parent Stock in book-entry form) representing the shares of Parent Stock issuable pursuant to Section 2.02(a) in exchange for outstanding shares of Company Stock and (y) cash sufficient to pay the aggregate Cash Consideration payable pursuant to Section 2.02(a) (including cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)) (such cash and shares of Parent Stock, collectively, the “Exchange Fund”). Parent agrees to make available, directly or indirectly, to the Exchange Agent from time to time, as needed, additional cash or other securities or assets sufficient to pay any dividends or other distributions to which such holders are entitled pursuant to Section 2.03(h), which amounts shall become part of the Exchange Fund. The cash in the Exchange Fund may, pending its disbursement to the holders of Company Stock, be invested by the Exchange Agent as directed by Parent; provided that no such investment or losses shall affect the amounts payable to such holders of Company Stock and Parent shall promptly replace or cause to be replaced any funds deposited with the Exchange Agent that are lost through any investment so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to pay the aggregate cash Merger Consideration (and the aggregate amount of cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)). Earnings from investments, subject to the immediately preceding proviso, shall be paid to and shall be the sole and exclusive property of Parent. Except as contemplated by Section 2.03(e) hereof, the Exchange Fund shall not be used for any other purpose.

(c)    If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes or fees required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)    After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be exchanged for the Merger Consideration (including cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)) provided for, and in accordance with the procedures set forth, in this Article 2.

(e)    Any portion of the Exchange Fund that remains unclaimed by the former holders of shares of Company Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such former holder of shares of Company Stock who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such shares of Company Stock without any interest thereon. Notwithstanding the foregoing, Parent and the Surviving Corporation shall not be liable to any holder of shares of Company Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)    Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04 in respect of any Appraisal Shares shall be returned to Parent, upon demand; provided, however, that Parent shall promptly deposit with the Exchange Agent any funds, assets or securities (including Parent Stock) necessary to provide for payment of the Merger Consideration (including cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)) with respect to any Appraisal Shares that lose their status as such.

(g)    The shares of Parent Stock constituting the Stock Consideration shall be issued in uncertificated book-entry form, unless a physical certificate is otherwise required under Applicable Law or requested by a holder of shares of Company Stock.

(h)    No dividends or other distributions with respect to Parent Stock with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered share of Company Stock with respect to shares of Parent Stock that such holder would be entitled to receive upon surrender of such share of Company Stock until such holder shall surrender such share of Company Stock in accordance with this Article 2. After the surrender of any such share of Company Stock in accordance with this Article 2, such holder thereof that is entitled to receive shares of Parent Stock pursuant to this Article 2 shall then be entitled to receive, and Parent shall then cause to be paid to such Person, any such dividends or other distributions, without interest thereon, with a record date on or after the Effective Time and which theretofore had become payable (whether or not prior to such surrender) with respect to whole shares of Parent Stock issuable to such holder in respect of such shares of Parent Stock.

Section 2.04. Appraisal Shares. Notwithstanding Section 2.02, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock canceled in accordance with Section 2.02(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights in respect of such shares in accordance with the DGCL (such shares being referred to collectively as the “Appraisal Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead the holders thereof shall cease to have any rights with respect thereto other than the right to payment of the appraised value of such shares in accordance with the DGCL; provided that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the DGCL, such shares of Company Stock shall be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent prompt notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all substantive discussions with Third Parties, negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to, or voluntarily offer to settle or settle, any such demands prior to the Effective Time.

Section 2.05. Company Equity Awards.

(a)    At the Effective Time, each option to purchase shares of Company Stock granted under any Company Stock Plan (a “Company Stock Option”) that is outstanding immediately prior to the Effective Time and that has an exercise price per share of Company Stock underlying such Company Stock Option (the “Option Exercise Price”) that is less than the Merger Consideration Value (each such Company Stock Option, an “In-the-Money Company Stock Option”), whether or not exercisable or vested, shall be canceled without any action on the part of any holder thereof in consideration for the right to receive the Merger Consideration (including cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)) in respect of each Net Option Share subject to such In-the-Money Company Stock Option (the “In-the-Money Company Option Merger Consideration”). Parent shall cause the Surviving Corporation to pay the In-the-Money Company Option Merger Consideration to the holder of the applicable In-the-Money Company Stock Option at or reasonably promptly after the Effective Time (but in no event later than three Business Days after the Effective Time). At the Effective Time, each Company Stock Option that is outstanding immediately prior to the Effective Time that is not an In-the-Money Company Stock Option, whether or not exercisable or vested, shall be cancelled without payment of any consideration therefor. As used herein, “Merger Consideration Value” means the sum of (x) the Cash Consideration, and (y) the product obtained by multiplying the Stock Consideration by the Parent Stock Price.

(b)    At the Effective Time, each share of Company Stock granted subject to vesting or other lapse restrictions under any Company Stock Plan (each, a “Company Restricted Share”) that is outstanding immediately prior to the Effective Time shall vest in full and become free of such restrictions and shall be converted into the right to receive the Merger Consideration (including cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)) in accordance with Section 2.02(a) and under the same terms and conditions as apply to the receipt of the Merger Consideration by holders of Company Stock generally.

(c)    At the Effective Time, each award of restricted stock units with respect to shares of Company Stock granted under any Company Stock Plan which vest solely based on the satisfaction of time-based criteria (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled without any action on the part of any holder thereof in consideration for the right to receive the Merger Consideration (including cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)) in respect of each share of Company Stock subject to such Company RSU immediately prior to the Effective Time (the “Company RSU Merger Consideration”). Parent shall cause the Surviving Corporation to pay the Company RSU Merger Consideration to the holder of the applicable Company RSU at or reasonably promptly after the Effective Time (but in no event later than three Business Days after the Effective Time). Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code.

(d)    At the Effective Time, each award of restricted stock units with respect to shares of Company Stock granted under a Company Stock Plan which vest in whole or in part based on the satisfaction of performance-based criteria (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled without any action on the part of any holder thereof in consideration for the right to receive the Merger Consideration (including cash in lieu of any fractional shares of Parent Stock to be paid pursuant to Section 2.09 and dividends or other distributions with respect to shares of Parent Stock to be paid pursuant to Section 2.03(h)) in respect of each share of Company Stock subject to such Company PSU immediately prior to the Effective Time (the “Company PSU Merger Consideration”); provided, in the case of a Company PSU subject to unsatisfied performance conditions for a performance period that includes the date on which the Effective Time occurs, for purposes of calculating the payments provided for by this Section 2.05(d), the number of shares of Company Stock subject to such Company PSU shall be determined as though such performance conditions were satisfied at the applicable target level of performance. Parent shall cause the Surviving Corporation to pay the Company PSU Merger Consideration to the holder of the applicable Company PSU at or reasonably promptly after the Effective Time (but in no event later than three Business Days after the Effective Time). Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company PSU which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code.

(e)    At the Effective Time, each award of stock appreciation rights granted under a Company Stock Plan (each, a “Company SAR”) that is outstanding immediately prior to the Effective Time and has a per share strike price that is less than the Merger Consideration Value (each such Company SAR, an “In-the-Money Company SAR”) whether vested or unvested, shall be canceled and converted into the right to receive an amount in cash equal to (A) the excess of the Merger Consideration Value over the per share strike price of such In-the-Money Company SAR as of immediately prior to the Effective Time multiplied by (B) the number of shares of Company Stock subject to such Company SAR as of immediately prior to the Effective Time (such amount, the “In-the-Money Company SAR Merger Consideration”). Parent shall cause the Surviving Corporation to pay the In-the-Money Company SAR Merger Consideration to the holder of the applicable In-the-Money Company SAR at or reasonably promptly after the Effective Time (but in no event later than three Business Days after the Effective Time). At the Effective Time, each Company SAR that is outstanding as of immediately prior to the Effective Time and is not an In-the-Money Company SAR, whether or not exercisable or vested, shall be cancelled without payment of any consideration therefor. Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company SAR which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code.

(f)    Notwithstanding anything to the contrary herein, Section 2.05(a) through Section 2.05(e) hereof shall not apply to any Company Equity Award granted pursuant to Section 6.01(k) after the date hereof, and each such Company Equity Award shall instead be treated in accordance with Section 6.01(k) of the Company Disclosure Letter.

(g)    Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any committee thereof administering any Company Stock Plan) shall adopt such resolutions or take action by written consent in lieu of a meeting, providing for the transactions contemplated by this Section 2.05 and Section 6.01(k) of the Company Disclosure Letter. The Company shall provide that, following the Effective Time, no holder of any Company Stock Option, Company Restricted Share, Company RSU, Company PSU or Company SAR (other than any Company Equity Award described in Section 2.05(f)) shall have the right to acquire any equity interest in the Company or the Surviving Corporation in respect thereof (other than, in the case of Company Stock Options, Company Restricted Shares, Company RSUs and Company PSUs, the right to receive the Merger Consideration pursuant to, and subject to the conditions of, this Agreement).

Section 2.06. Withholding Rights. Each of the Exchange Agent, Merger Subsidiary, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax law; provided, that withholding with respect to any Company Stock Option, Company Restricted Share, Company RSU or Company PSU shall be taken first from the Cash Consideration portion of the Merger Consideration payable in respect of such Company Stock Option, Company Restricted Share, Company RSU or Company PSU, as applicable, and then, to the extent necessary, the portion of the Merger Consideration payable in respect of such Company Stock Option, Company Restricted Share, Company RSU or Company PSU, as applicable, in the form of Stock Consideration. If the Exchange Agent, Merger Subsidiary, the Company, the Surviving Corporation or Parent, as the case may be, withholds any such amounts and properly pays such amounts over to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

Section 2.07. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the Exchange Agent or the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

Section 2.08. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the number or type of outstanding shares of capital stock of the Company or Parent Stock shall occur by reason of any reclassification, recapitalization, stock split (including reverse split) or combination, exchange or readjustment of shares or any stock dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement, and similarly dependent items as the case may be, shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.08 shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 2.09. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for a fractional share of Parent Stock shall be issued in the Merger, including pursuant to Section 2.05(b). Each holder of shares of Company Stock or Company Equity Awards who otherwise would have been entitled to a fraction of a share of Parent Stock (after taking into account all shares of Company Stock or Company Equity Awards owned by such holder at the Effective Time to be converted into Parent Stock pursuant to this Article 2, aggregated together and all calculations rounded to three (3) decimal places) shall be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.09 or otherwise in case of Company Equity Awards, in lieu of such fractional share, an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product of: (i) the amount of the fractional share interest in a share of Parent Stock to which such holder would, but for this Section 2.09, be entitled under this Agreement, multiplied by (ii) the Parent Stock Price. The parties acknowledge that payment of cash in lieu of issuing certificates or scrip for a fractional share was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Parent that otherwise would be caused by the issuance of a fractional share. No such holder of a fractional share interest shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

ARTICLE 3

The Surviving Corporation

Section 3.01. Certificate of Incorporation. The certificate of incorporation of the Company shall be amended and restated at the Effective Time to read in its entirety as set forth in Exhibit A hereto and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law, subject to Section 7.04.

Section 3.02. Bylaws. The parties hereto will take all necessary action such that the bylaws of the Company shall be amended and restated at the Effective Time to read in their entirety as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time (provided, however, that the name of the Company shall be Milacron Holdings Corp.), and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law, subject to Section 7.04.

Section 3.03. Directors and Officers. The parties hereto shall take all necessary action such that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

Representations and Warranties of the Company

Except (i) as disclosed in the Company SEC Documents filed with the SEC by the Company on or after January 1, 2018, and at least one (1) Business Day prior to the date of this Agreement (but in each case excluding disclosure contained under the heading “Risk Factors” or in any “forward-looking statements” legend or any similar disclosure to the extent that such statements are predictive, precautionary or forward-looking statements but, for purpose of clarification, including and giving effect to any factual or historical statements included in any such statements) and to the extent publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) or (ii) as disclosed in the particular section or subsection of the Company Disclosure Letter expressly referenced therein (it being understood and agreed that, other than with respect to Section 4.01, Section 4.02 and Section 4.05, any information set forth in one section or subsection of the Company Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent from the text of the disclosure), the Company hereby represents and warrants to Parent and Merger Subsidiary that:

Section 4.01. Corporate Existence and Power.

(a)    The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and authority required to carry on its business as currently conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated, except for such power and authority the absence of which would not reasonably be expected to be material. The Company is duly qualified or licensed to do business as a foreign corporation and (where applicable and recognized) is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for those jurisdictions where failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    Complete and correct copies of the certificate of incorporation and bylaws of the Company, each as amended to the date of this Agreement, have been made available to Parent and are in full force and effect, and the Company is not in violation of any of the provisions thereof.

Section 4.02. Corporate Authorization.

(a)    The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company (subject to the receipt of the required approval of the Company’s stockholders in connection with the consummation of the Merger) and are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement. Assuming the representations and warranties in Section 5.17(b) are complete and correct, the affirmative vote of the holders of a majority of the outstanding shares of Company Stock to adopt this Agreement and approve the Merger is the only vote of the holders of securities of the Company necessary in connection with the consummation of the Merger and the other transactions contemplated by this Agreement (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)    At a meeting duly called and held, the Company’s Board of Directors has, by resolutions unanimously adopted by the Company’s Board of Directors, (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company’s stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger) and (iii) directed that the adoption of this Agreement be submitted to a vote at the Company Stockholder Meeting and (iv) resolved to recommend adoption of this Agreement and approval of the transactions contemplated by this Agreement by its stockholders (such recommendation in the preceding clause (iv), the “Company Board Recommendation”). As of the date of this Agreement, none of the aforesaid actions by the Company’s Board of Directors has been amended, rescinded or modified.

Section 4.03. Governmental Authorization. Neither the execution, delivery and performance by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby require any Consent of, action by or in respect of, or registration, declaration or filing with or notice to, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar Applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws (including the filing with the SEC of the Proxy Statement/Prospectus), (d) compliance with any applicable rules of the NYSE and (e) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, (A) be material to the Company and its Subsidiaries, taken as a whole, and (B) prevent the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

Section 4.04. Non-contravention. Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions of this Agreement, will (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or the certificate of incorporation or bylaws (or equivalent organizational documents) of any Subsidiary of the Company (each as amended), (b) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.03 have been obtained or made and assuming the representations and warranties in Section 5.17(b) are complete and correct, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or (c) require any consent or other action by any Person under, violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or give rise to any right of termination, cancellation, acceleration or other change of any right or obligation or the loss of any Material Contract (or any Contract if entered into after the date hereof would have been a Company Material Contract if entered into on or prior to the date hereof) to which the Company or any of its Subsidiaries is a party or which binds or affects their respective properties or assets, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) and (c), as would not reasonably be expected to, individually or in the aggregate, (A) be material to the Company and its Subsidiaries, taken as a whole, and (B) prevent the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

Section 4.05. Capitalization.

(a)    The authorized capital stock of the Company consists of 500,000,000 shares of Company Stock and 50,000,000 shares of preferred stock, $0.01 par value per share, of the Company (“Company Preferred Stock”). There are no other classes of capital stock of the Company and no bonds, debentures, notes or other indebtedness or securities of the Company having the right to vote or, other than Company Equity Awards, convertible into or exercisable for securities having the right to vote, on any matters on which holders of capital stock of the Company may vote, authorized, issued or outstanding. All of the issued and outstanding shares of Company Stock have been, and all shares that may be issued pursuant to any Company Equity Awards, the Company Stock Plans, or other Company Employee Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are, or will be when issued, fully paid, nonassessable and free of preemptive rights. As of 5:00 p.m., New York City time, on July 8, 2019 (the “Reference Time”), there were (i) 70,521,224 shares of Company Stock issued and outstanding (which number includes all 379,550 outstanding Company Restricted Shares) and 542,874 shares of Company Stock held by the Company as treasury stock, (ii) an aggregate of 3,447,760 shares of Company Stock subject to outstanding Company Stock Options, (iii) an aggregate of 1,067,643 shares of Company Stock subject to outstanding Company RSUs, (iv) an aggregate of 508,951 shares of Company Stock subject to outstanding Company PSUs (assuming target level of performance), (v) an aggregate of 227,310 Company SARs outstanding, (vi) no shares of Company Preferred Stock outstanding and (vii) 4,115,242 shares of Company Stock reserved for future issuance under Company Stock Plans. From the Reference Time through the date of this Agreement, there have been no issuances of (i) any Company Stock, Company Preferred Stock or any other equity or voting interests in the Company other than issuances of shares of Company Stock pursuant to the exercise, vesting or settlement, as applicable, of the Company Equity Awards outstanding as of the Reference Time in accordance with the terms of such Company Equity Awards and (ii) except as set forth on Section 4.05(a) of the Company Disclosure Letter, any Company Equity Awards or any other equity or equity-based awards.

(b)    The Company has made available to Parent or its counsel accurate and complete copies of the Company Stock Plans and the forms of stock option, restricted stock, restricted stock unit and performance stock unit agreements evidencing the Company Equity Awards and, other than differences with respect to the number of shares of Company Stock covered thereby, the grant date, the exercise price, regular vesting schedule and expiration date applicable thereto, no such stock option, restricted stock or restricted stock unit agreement contains material terms that are not consistent with, or in addition to, such forms. Section 4.05(b) of the Company Disclosure Letter sets forth, as of the close of business on the Reference Time, each outstanding Company Equity Award and to the extent applicable, (i) the name of the holder thereof, (ii) the number of shares of Company Stock issuable thereunder (including the target and maximum number of shares of Company Stock subject to any Company Equity Awards which vest in whole or in part based on the satisfaction of performance-based criteria), (iii) the exercise price or base price, (iv) the amount vested and outstanding and the amount unvested and outstanding, and (v) whether or not it is subject to performance-based vesting. Each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective (the “Company Stock Option Grant Date”) by all necessary corporate action, including, as applicable, approval by the Company’s Board of Directors (or a duly constituted and authorized committee thereof or other authorized designee) and any required stockholder approval by the necessary number of votes or written consents. The Company does not have any liability in respect of any Company Stock Option that was granted with a per share exercise price that was less than the fair market value of a share of Company Stock on the applicable Company Stock Option Grant Date. Each Company Stock Option was issued with an exercise price that was at least equal to the fair market value of a share of Company Stock, as determined in accordance with Section 409A of the Code, on the applicable Company Stock Option Grant Date. Each grant of Company Equity Awards was made in accordance with the terms of the applicable Company Stock Plan under which it was granted, the 1934 Act and all other Applicable Laws, including the rules and regulations of the NYSE. All of the outstanding Company Stock has been sold pursuant to an effective registration statement filed under the federal securities laws or an appropriate exemption therefrom.

(c)    Except as set forth in Section 4.05(a) and for changes since the Reference Time resulting from the exercise, settlement or conversion of Company Equity Awards outstanding on such date, as of the date hereof, there are no: (I) (i) issued or outstanding shares of capital stock or other voting securities of or ownership interests in the Company, (ii) issued or outstanding securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company or (iii) (1) existing warrants, calls, options, preemptive rights, subscriptions or other rights, restricted stock awards, restricted stock unit awards, (2) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock, profit-participation or similar securities or rights issued by the Company or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any of its Subsidiaries is party, in each case that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or other equity interest of the Company; or (3) convertible securities, agreements, arrangements or commitments of any kind obligating the Company to issue or sell, or cause to be issued or sold, any shares of capital stock, voting securities or other equity interests or securities convertible into or exchangeable for capital stock, voting securities or other equity interests of the Company, or obligating the Company to grant, extend or enter into such warrants, calls, options, preemptive, subscriptions or other rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments (the items in clauses (I)(i), (ii) and (iii) referred to collectively as the “Company Securities”); (II) agreements with any Person to which the Company or any of its Subsidiaries is a party (A) restricting the transfer of the capital stock or other equity interests of the Company or (B) affecting the voting rights of capital stock or other equity interests of the Company (including stockholders agreements, voting trusts or similar agreements) or (III) outstanding obligations of the Company to repurchase, redeem or otherwise acquire any capital stock or other equity interests of the Company, or any securities representing the right to purchase or otherwise receive any capital stock or other equity interests of the Company.

(d)    Except as set forth in this Section 4.05, no (i) shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06. Subsidiaries.

(a)    Section 4.06(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each Subsidiary of the Company and its place and form of organization.

(b)    Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers and authority required to carry on its business as currently conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated, except for such power and authority the absence of which have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company, and its Subsidiaries, taken as a whole. Each such Subsidiary of the Company is duly qualified or licensed to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for those jurisdictions where failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)    All of the issued and outstanding capital stock of or other voting securities of, or company, partnership, corporate or similar (as applicable) ownership, voting or similar interests in, each Subsidiary of the Company, is owned, beneficially and of record, by the Company, directly or indirectly, free and clear of any Lien (other than Permitted Liens) and free of any transfer restriction (other than transfer restrictions of general applicability as may be provided under the 1933 Act or other applicable securities laws), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests, and all of the issued and outstanding capital stock of or other voting securities of, or company, partnership, corporate or similar (as applicable) ownership, voting or similar interests in each of the Subsidiaries of the Company are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(d)    As of the date hereof, there are no: (i) issued, reserved for issuance or outstanding securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) existing warrants, calls, options, preemptive rights, subscriptions or other rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments of any kind obligating any Subsidiary of the Company to issue, transfer, register or sell, or cause to be issued, transferred, registered or sold, any shares of capital stock, voting securities or other equity interests or securities convertible into or exchangeable for capital stock, voting securities or other equity interests of a Subsidiary of the Company, or obligating a Subsidiary of the Company to grant, extend or enter into such warrants, calls, options, preemptive, subscriptions or other rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments, (iii) outstanding obligations of any Subsidiary of the Company to repurchase, redeem or otherwise acquire any capital stock or other equity interests of any Subsidiary of the Company, or any securities representing the right to purchase or otherwise receive any capital stock or other equity interests of any Subsidiary of the Company, (iv) agreements with any Person to which the Company or any of its Subsidiaries is party (A) restricting the transfer of the capital stock or other equity interests of any Subsidiary of the Company or (B) affecting the voting rights of capital stock or other equity interests of any Subsidiary of the Company (including stockholder agreements, voting trusts or similar agreements) or (v) outstanding or authorized equity or equity-based compensation awards, including any restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock, profit-participation or similar securities or rights issued by the Company or any of its Subsidiaries, or other agreements, arrangements or commitments of any character (contingent or otherwise) to which the Company or any of its Subsidiaries is party, in each case that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or other equity interests of any Subsidiary of the Company (the items in clauses (i), (ii) and (v) being referred to collectively as the “Company Subsidiary Securities”).

(e)    The organizational or governing documents of each such Subsidiary, each as amended as of the date of this Agreement, are in full force and effect, and none of such Subsidiaries is in violation of any of the respective provisions thereof, except, in each case, where such failure or violation has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act.

(a)    The Company has timely filed with or furnished to the SEC all reports, schedules, forms, exhibits, statements, prospectuses, registration statements and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required to be filed with or furnished to the SEC by the Company since January 1, 2017 (collectively, the “Company SEC Documents”).

(b)    No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c)    As of its filing (or furnishing) date (or, if amended prior to the date hereof, on the date of such amendment), each Company SEC Document complied in all material respects with the applicable requirements of the 1934 Act and the 1933 Act, as the case may be.

(d)    As of its filing (or furnishing) date (or, if amended prior to the date hereof, on the date of such amendment), each Company SEC Document filed or furnished pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(e)    Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading.

(f)    As of the date of this Agreement, there are no amendments or modifications to the Company SEC Documents that are required to be filed with (or furnished to) the SEC, but that have not yet been filed with (or furnished to) the SEC.

(g)    The Company has heretofore furnished to Parent complete and correct copies of all comment letters from the SEC since January 1, 2017 through the date of this Agreement with respect to any of the Company SEC Documents, together with all written responses of the Company thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Company SEC Documents, and, to the knowledge of the Company, none of the Company SEC Documents are subject to ongoing SEC review.

(h)    The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in compliance with Rule 13a-15 under the 1934 Act, designed disclosure controls and procedures to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and made known to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the 1934 Act with respect to such reports, and disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) all “significant deficiencies” and “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of internal control over financial reporting (“Internal Controls”) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls. Since January 1, 2017 through the date hereof, the Company has not identified any “material weaknesses” in the design or operation of the Company’s internal control over financial reporting.

(i)    The Company and its Subsidiaries have established and maintained a system of Internal Controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.

(j)    The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(k)    To the knowledge of the Company, as of the date of this Agreement, there are no SEC inquiries or investigations, other inquiries or investigations of any Governmental Authority pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of the Company or any of its Subsidiaries.

(l)    Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-

Oxley Act. The Company does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(m)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the 1933 Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents (including any audited financial statements and unaudited interim financial statements of the Company included therein).

Section 4.08. Financial Statements. All of the audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes) of the Company included or incorporated by reference in the Company SEC Documents (i) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto) and (ii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated stockholders’ equity and results of operations and cash flows for the periods then ended (except, in the case of any unaudited quarterly financial statements with respect to clause (i) or (ii), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end audit adjustments) and (iii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

Section 4.09. Disclosure Documents.

(a)    The Proxy Statement/Prospectus will comply as to form in all material respects with the applicable requirements of the 1934 Act.

(b)    None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries for inclusion or incorporation by reference in (a) the Form S-4 will, at the time it is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the 1933 Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein, or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading and (b) the Proxy Statement/Prospectus, at the time it, or any amendments or supplements to it, is mailed to shareholders of the Company (and at the time of the Company Stockholder Approval), will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)    The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement/Prospectus or Form S-4 based upon information supplied by Parent and Merger Subsidiary or any of their Representatives or advisors specifically for inclusion or incorporation by reference therein.

Section 4.10. Absence of Certain Changes.

(a)    From December 31, 2018 until the date hereof, (i) the respective businesses of the Company and its Subsidiaries have been conducted in the ordinary course of business in all material respects and (ii) there has not been any effect, change, event, occurrence, condition, circumstance, fact, development of a state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    From December 31, 2018 until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01(a), Section 6.01(e), Section 6.01(g), Section 6.01(l), Section 6.01(m), Section 6.01(n), Section 6.01(o), Section 6.01(q) or, to the extent applicable to such sections, Section 6.01(s).

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and whether or not required to be reflected in the Company’s financial statements (or the notes thereto) included in the Company SEC Documents prior to the date of this Agreement in accordance with GAAP, other than: (i) liabilities or obligations as (and to the extent) disclosed, reflected or reserved against in such financial statements (or the notes thereto); (ii) liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date; and (iii) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12. Compliance with Laws and Court Orders; Permits.

(a)    Since January 1, 2017, the Company and each of its Subsidiaries and its and their respective properties and assets have been and are in compliance with (i) all Applicable Laws and (ii) all Permits necessary for the Company and its Subsidiaries to own, lease and operate its and their respective properties and assets and to carry on their respective businesses as now being conducted, under and pursuant to all Applicable Laws, except for failures to comply or violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)    Since January 1, 2017 through the date of this Agreement, none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers or employees, has received any written or, to the knowledge of the Company, oral notification from a Governmental Authority asserting that the Company or any of its Subsidiaries is, or is suspected of, alleged to be or under investigation for being, not in compliance with any Applicable Laws or Permits in any respect that would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c)    (1) The Company and each of its Subsidiaries are in possession of all Permits which are material to the Company and its Subsidiaries taken as a whole, and necessary for it to own, lease and operate its properties and assets and to conduct its business as presently conducted, and all such material Permits are in full force and effect and (2) as of the date of this Agreement, no suspension, cancellation, withdrawal or revocation thereof is pending or, to the knowledge of the Company, threatened, affecting such material Permits, except where the failure to be in possession of, failure to be in full force and effect or the suspension, cancellation, withdrawal or revocation thereof has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company is not an “investment company” under the Investment Company Act of 1940.

(d)    As of the date hereof, there is no Order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries or any properties or assets of any of the Company or any of its Subsidiaries that (i) has been, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole and (ii) would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

Section 4.13. Litigation. As of the date hereof, there is no Proceeding pending or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any asset or property of the Company or any of its Subsidiaries, or any present or former officer, director, employee or third-party agent of the Company or any of its Subsidiaries in their capacity as such for whom the Company or any of its Subsidiaries may be liable that, in each case, (i) has been, or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole and (ii) would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to perform its obligations under this Agreement or to consummate the Merger.

Section 4.14. Properties.

(a)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company or its Subsidiaries have good title to, or valid leasehold interests in, free and clear of all Liens except Permitted Liens, (i) all of the Real Property and (ii) all other property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, except, in each case, as have been or will be disposed of since the Company Balance Sheet Date in the ordinary course of business prior to the date of this Agreement or as expressly permitted by this Agreement.

(b)    Section 4.14(c) of the Company Disclosure Letter sets forth a list of material real property owned by the Company or its Subsidiaries (collectively, the “Owned Real Property”).

(c)    Section 4.14(c) of the Company Disclosure Letter sets forth a list of material real property occupied by the Company or any of its Subsidiaries pursuant to a lease, sublease, license or other similar use or occupancy agreement (such real property, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) each lease or sublease or other agreement (each, together with all amendments or modifications thereto and guaranties thereof, a “Material Real Property Lease”) under which the Company or any of its Subsidiaries uses or occupies any such Leased Real Property is valid and binding against the Company and any of its Subsidiaries party thereto, and to the knowledge of the Company, any other party thereto, and is in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Real Property Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Real Property Lease. Neither the Company nor any of its Subsidiaries has received any notice in writing that it has breached, violated or defaulted under any Material Real Property Lease where such breach, violation or default remains uncured.

(d)    The Real Property is all of the material real property that is used in connection with the conduct of the business as currently conducted. Except as set forth in Section 4.14(d) of the Company Disclosure Letter, as of the date hereof, neither the Company nor any Subsidiary of the Company is a party to any agreement providing principally for the purchase or sale of any material real property or interest therein for an amount in excess of $2  million.

Section 4.15. Intellectual Property.

(a)    The Company and its Subsidiaries own, have a valid license or sublicense to, or otherwise possess the right to use (in each case, free and clear of any Liens (other than Permitted Liens)), all Intellectual Property used in connection with and material to the business of the Company and its Subsidiaries as currently conducted, taken as a whole.

(b)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, to the knowledge of the Company, as of the date of this Agreement, there are no pending or threatened legal disputes, claims, or proceedings alleging infringement, misappropriation or violation of any Intellectual Property rights of any third party by the Company or any of its Subsidiaries.

(c)    To the knowledge of the Company, the business of the Company and its Subsidiaries as currently conducted does not infringe, violate, or misappropriate any Intellectual Property of any third party, except for such infringements, misappropriations or violations that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Except as disclosed in Section 4.15(c) of the Company Disclosure Letter, during the three (3) years immediately preceding the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice or claim alleging any infringement, violation, or misappropriation, except for such infringements, misappropriations or violations that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(d)    To the knowledge of the Company, no third party is infringing, violating, or misappropriating any Company Intellectual Property, except for such infringements, misappropriations or violations that have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(e)    Section 4.15(e) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all Company Registered IP. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries have paid all maintenance fees and filed all statements of use necessary to maintain the Company Registered IP, and (ii) to the knowledge of the Company, all of the Company Registered IP is valid and subsisting, and none of the Company Registered IP has been adjudged invalid.

(f)    The Company and its Subsidiaries have taken commercially reasonable steps to protect the trade secrets in the Company Intellectual Property and to protect any confidential information provided to them by any other Person under obligation of confidentiality, except, in each case, where failures to do so have not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company, and its Subsidiaries, taken as a whole.

(g)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no pending or have been no cybersecurity incidents involving the exfiltration or breach of personal data and confidential information, breakdowns, continued substandard performance or other adverse events affecting the software, hardware, communications devices, networks or other information technology used by or on behalf of the Company or its Subsidiaries in the past twenty-four (24) months.

Section 4.16. Data Protection and Cybersecurity. For the purpose of this Section 4.16, the terms “controller,” “personal data,” “personal data breach,” “process” (and its cognates) and “processor” shall have the meaning given to them in the GDPR.

(a)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have implemented appropriate policies and procedures to comply with Data Protection Laws relating to the processing of personal data, including, to the extent required by the GDPR, by (i) appointing a data protection officer and (ii) securing the transfer of personal data to its Subsidiaries located outside of the European Economic Area on the terms of a valid data transfer mechanism.

(b)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries have in place written agreements with any Major Suppliers acting as processors, to the extent required by the mandatory requirements set out in Article 28 GDPR.

(c)    Except as would not be material, the Company and each of its Subsidiaries has implemented reasonably appropriate technical and organizational measures to protect against personal data breaches and has materially aligned its cybersecurity practices with relevant industry standards.

(d)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, in the last twenty-four (24) months, the Company and its Subsidiaries have not (i) been subject to investigations, written notices or requests from any legal or regulatory authority in relation any actual or suspected violations of Data Protection Laws; and (ii) received any claims from individuals alleging any breach of, or exercising their rights under Data Protection Laws.

Section 4.17. Taxes.

(a)    All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account any extension of time within which to file) in accordance with all Applicable Law, and all such material Tax Returns are true, complete, and correct in all material respects. The Company and its Subsidiaries have paid all material Taxes, regardless of whether shown to be due on a Tax Return, except with respect to matters contested in good faith or for which adequate reserves have been established in accordance with GAAP.

(b)    All material Taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and, to the extent required by Applicable Law, have been paid over to the appropriate Taxing Authority.

(c)    The unpaid Taxes of the Company and each of its Subsidiaries did not, as of the date of their most recent consolidated financial statements, materially exceed the reserve or accrual for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such consolidated financial statements (rather than in any notes thereto). Since the date of their most recent consolidated financial statements, neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

(d)    Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any material income or franchise Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.

(e)    There is no claim, audit, action, suit, proceeding or investigation now pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any material Tax or Tax asset, in each case, other than in respect of matters for which adequate reserves have been established in accordance with GAAP.

(f)    Within the past three (3) years, no written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to taxation by that jurisdiction in respect of Taxes that would be covered by or the subject of such Tax Return, nor has any such assertion been threatened or proposed in writing and received by the Company or any of its Subsidiaries within the past three (3) years.

(g)    Neither the Company nor any of its Subsidiaries is liable for any material amount of Taxes of any other Person (other than Taxes of the Company or any Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of foreign, state or local law), as a transferee or successor, by Contract, operation of law, or otherwise (other than (A) any agreement that is not primarily related to Taxes, or (B) any agreement between or among any of the Company and its Subsidiaries).

(h)    Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, Tax allocation or Tax indemnification agreement or arrangement (other than (A) any agreement that is not primarily related to Taxes, or (B) any agreement or arrangement between or among any of Company and its Subsidiaries).

(i)    There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(j)    Neither Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any (A) change in accounting method made prior to the Closing Date, (B) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of Applicable Law regarding income Taxes) executed on or prior to the date hereof, (C) installment sale or open transaction disposition made on or prior to the Closing Date, or (D) election under Section 108(i) of the Code.

(k)    Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(l)    Neither the Company nor any of its Subsidiaries has been a party to any transaction intended to qualify as tax-free under Section 355 of the Code during the two-year period ending on the date hereof.

Section 4.18. Employee Benefit Plans.

(a)    Section 4.18(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each Company Employee Plan that is material to the Company and its Subsidiaries, taken as a whole (such Company Employee Plans, the “Material Company Employee Plans”). “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA and each other material employment or employee benefit Contract, plan, program, practice, arrangement or policy, including any compensation, bonuses, profit-sharing, stock option, stock purchase, stock appreciation right or other stock-related rights or other forms of incentive or deferred compensation, employment, change in control, retention, health and welfare, life, or disability insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits and post-employment, retirement or supplemental retirement benefits (including deferred compensation, pension, health, medical or life insurance benefits), in each case, whether written or unwritten and whether or not subject to ERISA, that is maintained, administered, contributed to or required to be contributed to by the Company or any of its Subsidiaries and with respect to which the Company or any of its Subsidiaries has any liability, other than any plan, policy, program, arrangement or understanding mandated by Applicable Law. With respect to each Material Company Employee Plan, the Company has made available to Parent or, within thirty (30) days following the date hereof, will use reasonable best efforts to make available to Parent, a true and complete copy of, to the extent applicable, (i) such Company Employee Plan (and, if applicable, related administrative service agreements) and all material amendments thereto (including a written description of the material provisions of each unwritten Company Employee Plan), (ii) the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) prepared in connection with any such Company Employee Plan, (iii) each related trust, insurance, annuity or other funding Contract, (iv) the most recent financial statements and actuarial or other valuation reports, (v) the most recent summary plan description and any material modification thereto and (vi) all material notices given to such Company Employee Plan or the Company by the IRS, United States Department of Labor, Pension Benefit Guarantee Corporation or other Governmental Authority within the past three (3) years (clauses (i) through (vi), the “Related Company Employee Plan Documents”). The Company shall use reasonable best efforts to, within thirty (30) days following the date of this Agreement, (i) update Section 4.18(a) of the Company Disclosure Letter with a complete and correct list of each material Company Employee Plan that was not otherwise listed on Section 4.18(a) of the Company Disclosure Letter as a Material Company Employee Plan as of the date of this Agreement (each such material Company Employee Plan, an “Additional Material Company Employee Plan”) and (ii) make available to Parent a true and complete copy of all applicable Related Company Employee Plan Documents with respect to each Additional Material Company Employee Plan.

(b)    Neither the Company nor any of its ERISA Affiliates or Subsidiaries operates, sponsors, maintains, contributes to or is required to contribute to, or has in the past six (6) years operated, sponsored, maintained, contributed to or been required to contribute to (i) a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) a “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA), (iv) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (v) a defined benefit pension scheme in the United Kingdom. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any ERISA Affiliate has now or at any time within the past six (6) years participated in, maintained or been liable to contribute to a defined benefit pension plan for the benefit or in respect of any employee or former employee. Neither the Company nor any ERISA Affiliate has incurred within the past six (6) years, or reasonably expects to incur, directly or indirectly, any material liability under Title IV of ERISA or related provisions of the Code that has not been satisfied in full, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due) and no condition exists that would reasonably be expected to present a material risk of incurring such liability.

(c)    Each Company U.S. Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination letter, is established on a pre-approved form of plan document that has received a favorable advisory or opinion letter, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service with respect to such Company U.S. Plan as to its qualified status under the Code, and, to the knowledge of the Company, no event has occurred since the most recent determination or opinion letter or application therefor relating to any such Company U.S. Plan that has been or would reasonably be expected to adversely affect the qualified status of any such Company U.S. Plan or result in the imposition of any material liability, penalty or tax under ERISA or the Code. The Company has made available to Parent copies of the most recent Internal Revenue Service determination, advisory, or opinion letter with respect to each such Company U.S. Plan.

(d)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) each Company Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any Applicable Laws and applicable statutes, Orders, rules and regulations, including ERISA and the Code, (ii) all payments and contributions required to be made under the terms of any Company Employee Plan and Applicable Laws have been timely made or accrued or otherwise adequately reserved to the extent required by and in accordance with GAAP and (iii) none of the Company or any of its Subsidiaries or, to the knowledge of the Company, any third party, has engaged in any non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) with respect to any Company Employee Plan that would result in the imposition of any liability to the Company or any of its Subsidiaries.

(e)    Except as required by Applicable Law, set forth in Section 4.18(e) of the Company Disclosure Letter, or expressly provided in this Agreement, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (either alone or together with another event, including any termination of employment upon or following the Closing) (i) entitle any current or former employee, director or independent contractor of the Company or any of its Subsidiaries to any payment or benefit, including severance pay, (ii) accelerate the time of payment, vesting or funding (through a grantor trust or otherwise) of compensation or benefits, or increase the amount payable or trigger any other material obligation payable to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries, (iii) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, director or independent contractor of the Company or any of its Subsidiaries or (iv) limit or restrict the right of Parent, the Surviving Corporation, the Company or any of its Subsidiaries to merge, amend or terminate any Company Employee Plan.

(f)    No Company Employee Plan provides for any reimbursement of any penalty, additional income or excise Taxes incurred under Sections 409A or 4999 of the Code.

(g)    Neither the Company nor any of its Subsidiaries has any liability in respect of post-termination health, medical or life insurance benefits under any Company Employee Plan except (i) coverage or benefits as required under Section 4980B of the Code or any other Applicable Law or (ii) as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(h)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no action, suit, investigation, audit or proceeding pending against or, to the knowledge of the Company, threatened in writing against, any Company Employee Plan before any Governmental Authority, other than routine claims for benefits.

(i)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each Company International Plan (i) has been established, operated, maintained and administered in compliance with its terms and with the requirements prescribed by any and all Applicable Laws and applicable statutes, Orders, rules and regulations, (ii) if required to be registered or approved by a non-U.S. Governmental Authority, has been registered or approved and has been maintained in good standing with applicable regulatory authorities, and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company International Plan that would reasonably be expected to adversely affect any such approval or good standing, (iii) that is intended to qualify for special Tax treatment meets all requirements for such treatment, (iv) is funded or insured to the extent required by Applicable Laws; and (v) is not subject to any pending or, to the knowledge of the Company, threatened claims by or on behalf of any participant in any Company International Plan, or otherwise involving any such Company International Plan or the assets of any Company International Plan, other than routine claims for benefits.

(j)    Section 4.05(b) of the Company Disclosure Letter sets forth, as of the close of business on the Reference Time, each outstanding Company Equity Award, including the recipient, date of grant, exercise or purchase price, as applicable, and number of shares of Company Stock subject thereto (including, with respect to any performance-based award, the number of shares of Company Stock subject to such award assuming target and maximum levels of performance).

Section 4.19. Labor and Employment Matters.

(a)    Neither the Company nor any of its Subsidiaries is a party to, or bound by, any labor agreement, collective bargaining agreement, neutrality agreement, memorandum of understanding or any other labor-related agreement, arrangement or understanding with any labor or trade union, labor organization, works council or other employee representative body (each a “Labor Agreement”), nor is any such Labor Agreement presently being negotiated, and no employees of the Company or any of its Subsidiaries are represented by any labor or trade union, labor organization, works council or other employee representative body. No labor or trade union, labor organization, works council or group of employees of the Company or its Subsidiaries has made in writing a pending demand for recognition or certification and neither the Company nor any of its Subsidiaries has received written notice of a presently pending representation or certification proceeding or petition seeking a representation proceeding. To the Company’s knowledge, no such proceeding or petition is threatened to be brought. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) labor organizing activity, to the knowledge of the Company, with respect to any employees of the Company or any of its Subsidiaries or (iii) lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees, and during the last three (3) years there has not been any such action.

(b)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, the Company is, and has been for the last three (3) years, in material compliance with the terms of all Labor Agreements and all Applicable Laws respecting employment and employment practices including all Applicable Laws respecting recruitment, discrimination, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours, child labor, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance, and occupational safety and health.

(c)    Prior to the date of this Agreement, the Company and its Subsidiaries have satisfied any pre-signing legal or contractual requirement to provide notice to, or to enter into any consultation procedure with, any labor or trade union, labor organization, works council or other employee representative body in connection with the execution of this Agreement or the transactions contemplated by this Agreement. Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any Labor Agreement, employment agreement, or consulting agreement to which the Company or its Subsidiaries is a party or bound.

(d)    The Company and its Subsidiaries are not and have not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or any other Applicable Law requiring affirmative action or other employment related actions for government contractors or subcontractors, or (iii) otherwise required to maintain an affirmative action plan.

(e)    To the knowledge of the Company, no executive officer or employee above the level of vice president at the Company or any of its Subsidiaries is in any respect in material violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other contractual obligation to (i) the Company or its Subsidiaries or (ii) to a former employer relating (A) to the right to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information. As of the date hereof, no executive officer of the Company or any of its Subsidiaries has given written notice of his or her intent to terminate his or her employment with the Company or any of its Subsidiaries within twelve (12) months of the date of this Agreement.

(f)    None of the Company or its Subsidiaries has, within the last three (3) years, been a party to a settlement agreement with a current or former officer or executive of the Company or its Subsidiaries that involves allegations relating to sexual harassment by either (i) an executive officer of the Company or its Subsidiaries or (ii) an employee of the Company or its Subsidiaries at the level of vice president or above. To the knowledge of the Company, in the last three (3) years preceding the date hereof, no written allegations of sexual harassment have been made against (i) any executive officer of the Company or its Subsidiaries or (ii) an employee of the Company or its Subsidiaries at a level of vice president or above.

Section 4.20. Insurance. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with Applicable Law, (ii) the Company and its Subsidiaries have paid, or caused to be paid, all premiums due under all insurance policies of the Company and its Subsidiaries on or prior to the date hereof, and all such insurance policies of the Company and its Subsidiaries are in full force and effect, (iii) neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy, or has received written notice to such effect, and (iv) none of the Company or any of its Subsidiaries has received any written notice of cancelation or termination with respect to any such insurance policy, or refusal or denial of any material coverage, reservation of rights or rejection of any material claim under any existing material insurance policy, in each case that is held by, or for the benefit of, the Company or any of its Subsidiaries.

Section 4.21. Environmental Matters. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole:

(a)    (i) no action, claim, notice of violation, demand letter, suit or proceeding is pending or, to the knowledge of the Company, threatened by any Governmental Authority or other Person, in each case that alleges that the Company or any of its Subsidiaries has violated or has any liability under any Environmental Law, (ii) neither the Company nor any of its Subsidiaries has received a request for information pursuant to any Environmental Law relating to a potential liability and to the knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to an investigation pursuant to Environmental Law, and (iii) neither the Company nor any of its Subsidiaries has any continuing obligations under any judgment, decree, injunction or order of any Governmental Authority resolving or settling any alleged violation of or liability under any Environmental Law;

(b)    (i) the Company and its Subsidiaries are and, for the past five (5) years, have been in compliance with all Environmental Laws, which compliance includes possessing and complying with all Permits required pursuant to Environmental Law (“Environmental Permits”) for their operations as presently operated and (ii) there are no pending or, to the knowledge of the Company, threatened actions or proceedings to revoke, terminate, cancel or suspend such Environmental Permits;

(c)    there has been no Release or threatened Release of any Hazardous Substance by the Company or any of its Subsidiaries, nor, to the knowledge of the Company, by any other Person, on, under or migrating from or to any real property now or formerly owned or operated by the Company or any of its Subsidiaries, which such Release requires the Company to conduct any investigatory or remedial action under any Environmental Law or otherwise could reasonably be expected to result in liability under Environmental Law to the Company or any of its Subsidiaries;

(d)    neither the Company nor any of its Subsidiaries (i) has entered into any agreement requiring the Company or any Subsidiary to indemnify, reimburse, defend or hold harmless any other Person from and against any liabilities arising pursuant to Environmental Law or (ii) retained or assumed, contractually or by operation of law, liabilities pursuant to Environmental Law of any other Person, provided, in either case, that such representation does not include such terms and conditions included in any credit agreements or similar financings, any real estate leases or any other agreements entered into in the ordinary course of business; and

(e)    the Company has delivered or otherwise made available for inspection to Parent copies of any reports, investigations, audits, assessments (including Phase I or II environmental site assessments), studies or other material documents in the possession of the Company or any of its Subsidiaries pertaining to: (i) any unresolved claims arising under or related to any Environmental Law, including any orders, judgments or decrees arising pursuant to Environmental Law; (ii) any Hazardous Substances in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; or (iii) the Company’s or any of its Subsidiaries’ compliance with applicable Environmental Laws (and in the case of (ii) and (iii) limited to documents prepared in the last five (5) years).

Section 4.22. Company Material Contracts.

(a)    Except for this Agreement, Section 4.22(a) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets:

(i)    each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments by the Company or any of its Subsidiaries, and that either (A) provided for payments to the Company of $5,000,000 or more in the Company’s fiscal year ended December 31, 2018 or (B) provides for aggregate payments to the Company during the fiscal year ending December 31, 2019 of $5,000,000 or more, in each case, other than purchase orders for the sale of goods or products in the ordinary course of business and on the Company’s standard terms and conditions;

(ii)    each Contract that involves performance of services or delivery of goods, materials, supplies or equipment or developmental, consulting or other services commitments to the Company or any of its Subsidiaries, or the payment therefor by the Company or any of its Subsidiaries, and that either (A) provided for payments by the Company of $5,000,000 or more in the Company’s fiscal year ended December 31, 2018 or (B) provides for aggregate payments by the Company during the fiscal year ending December 31, 2019 of $5,000,000 or more;

(iii)    each Contract that contains any provisions restricting, individually or in the aggregate, in any material respect, the Company or any of its Subsidiaries from competing or engaging in any activity or line of business or with any Person or in any area;

(iv)    each Contract that (A) grants any exclusive rights to any Third Party, including any exclusive license or supply or distribution agreement or other exclusive rights or which, pursuant to its terms, could have such effect after the Closing, (B) grants any rights of first refusal or rights of first negotiation with respect to any product, service or Company Intellectual Property, (C) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any Third Party or (D) grants “most favored nation” rights, in the case of each of clauses (A) through (D) for such rights and provisions that are material to the Company and its Subsidiaries, taken as a whole;

(v)    each Contract pursuant to which the Company or any of its Subsidiaries is granting or is granted any license for or other grant of rights to use or register Intellectual Property, including license agreements, co-existence agreements, and non-assertion agreements, except for (a) Contracts with current and former employees, contractors, or consultants of the Company or any of its Subsidiaries, (b) nondisclosure agreements, (c) licenses for open source software, (d) Contracts for “shrink wrap” and other widely available commercial software or services and (e) any other agreements that are not material to the Company and its Subsidiaries, taken as a whole;

(vi)    each Contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) with an aggregate outstanding principal amount not exceeding $2,500,000 or (B) between or among any of the Company and its Subsidiaries;

(vii)    each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (except for the Company or any of its Subsidiaries), other than (A) extensions of trade credit in the ordinary course of business and (B) investments in marketable securities in the ordinary course of business;

(viii)    each Contract relating to the acquisition or disposition of all or any portion of any business or operations (other than confidentiality obligations) (whether by merger, sale of shares, sale of assets, consolidation or otherwise) entered into within the past three (3) years for consideration in excess of $2,500,000, except for acquisitions or dispositions of inventory, equipment, raw materials or supplies in the ordinary course of business;

(ix)    each partnership, joint venture or other similar Contract or arrangement that is material to the Company and its Subsidiaries, taken as a whole;

(x)    each Contract entered into since January 1, 2018 in connection with the settlement or other resolution of any litigation, suit, action or proceeding under which the Company or any of its Subsidiaries have any continuing obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole, or that involved payment by the Company or any of its Subsidiaries of more than $5,000,000;

(xi)    each management, consulting or similar advisory Contract that creates future payment obligations that are material to the operation of the Company and its Subsidiaries, taken as a whole;

(xii)    each distribution or similar Contract that is material to the Company and its Subsidiaries, taken as a whole;

(xiii)    each Contract that creates future payment obligations, including settlement agreements, outside the ordinary course of business in excess of $2,500,000;

(xiv)    each material Contract with any Governmental Authority;

(xv)    each Contract that is a Labor Agreement;

(xvi)    each hedging, derivative or similar Contract (including interest rate, currency or commodity swap agreements, cap agreements, collar agreements and any similar Contract designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices) with a notional amount in excess of $2,500,000; and

(xvii)    each Contract required to be filed by the Company pursuant to Item 601(b)(10) of Regulation S-K under the 1933 Act.

(b)    Each Contract of the type described in Section 4.22(a) of this Agreement (each, a “Company Material Contract”) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary that is a party thereto, as the case may be, and, to the knowledge of the Company, as of the date hereof, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) none of the Company or any of its Subsidiaries is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract to which it is a party and (ii) to the knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in breach of or default (or, with the giving of notice or lapse of time or both, would be in default) under the terms of, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Company Material Contract.

(c)    No (1) current or, to the knowledge of the Company, former, executive officer or director of the Company or (2) to the Company’s knowledge, (i) beneficial owner of five percent (5%) or more of any voting securities of the Company; or (ii) any “affiliate” or “associate” of any such Person, has any interest in any Contract or property (real or personal, tangible or intangible), used in, or pertaining to the business of the Company or any of its Subsidiaries, which interest would be required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated by the SEC and that have not been so disclosed in the Company SEC Documents.

Section 4.23. Customers and Suppliers. Section 4.23(a) of the Company Disclosure Letter lists the ten (10) largest customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the fiscal year ended December 31, 2018) (each, a “Major Customer”). Section 4.23(b) of the Company Disclosure Letter lists the ten (10) largest suppliers of the Company and its Subsidiaries (determined on the basis of aggregate purchases made by the Company and its Subsidiaries over the fiscal year ended December  31, 2018) (each, a “Major Supplier”).

Section 4.24. Anti-Corruption.

(a)    During the past five (5) years, none of the Company or its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, agent or representative of the Company or its Subsidiaries, has directly or knowingly indirectly made, offered to make, or attempted to make, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any Person, private or public, regardless of what form, whether in money, property or services, in material violation of the U.S. Foreign Corrupt Practices Act of 1977, the U.S. Travel Act, the U.K. Bribery Act 2010 or any other Applicable Law relating to anti-corruption or anti-bribery (collectively, the “Anti-Corruption Laws”). Without limiting the foregoing, none of the Company or its Subsidiaries, nor, to the knowledge of the Company or its Subsidiaries, any director, officer, employee, agent or representative of the Company, has directly or knowingly indirectly offered or given anything of value to (i) any non-U.S. government official, any non-U.S. government political party or official thereof or any candidate for political office outside the United States or (ii) any Person, while knowing that all or a portion of such thing of value will be offered, given or promised, directly or indirectly, to any non-U.S. government official, to any non-U.S. government political party or official thereof or to any candidate for political office outside the United States for the purpose of the following: (A) corruptly influencing any act or decision of such non-U.S. government official, political party, party official or candidate in his, her or its official capacity, including influencing such non-U.S. government official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such non-U.S. government official, political party, party official or candidate, or securing any improper advantage or (B) corruptly inducing such non-U.S. government official, political party, party official or candidate to use his, her or its influence with a non-U.S. Governmental Authority or instrumentality thereof to affect or influence any act or decision of such non-U.S. Governmental Authority or instrumentality, in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)    To the knowledge of the Company, neither the Company nor any of its Subsidiaries (i) is under external or internal investigation for (A) any potential violation of the Anti-Corruption Laws, (B) any alleged irregularity, misstatement or omission arising under or relating to any Contract between such Person and any Governmental Authority, or any instrumentality thereof or (C) any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to a foreign official, any foreign political party or official thereof or any candidate for foreign political office, (ii) has received any notice or other communication (in writing or otherwise) from any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process regarding allegations of potential violation of the Anti-Corruption Laws.

Section 4.25. Customs and International Trade Laws.

(a)    During the past five (5) years, the Company and its Subsidiaries have been in material compliance with all applicable Customs & International Trade Laws and, to the knowledge of the Company, there are no unresolved claims concerning the liability of any of the Company or its Subsidiaries under such Customs & International Trade Laws, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Without limiting the foregoing, (i) at all times during the past five (5) years, the Company and its Subsidiaries and, to the knowledge of the Company, Persons acting on their behalf have obtained all necessary Customs & International Trade Authorizations; (ii) in the last five (5) years, no Governmental Authority has initiated any Proceedings or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations against any of the Company or its Subsidiaries or, to the knowledge of the Company, any of their respective directors, officers, employees, or agents (in their capacity as such) in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iii) in the past five (5) years, there have been no claims, investigations or requests for information by a Governmental Authority with respect to the Company’s and its Subsidiaries’ Customs & International Trade Authorizations or compliance with applicable Customs & International Trade Laws, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b)    Neither the Company nor any of its Subsidiaries, and no director, officer, employee or, to the knowledge of the Company, agent thereof (i) is a Sanctioned Person; or (ii) has pending or, to the knowledge of the Company, threatened claims against it with respect to Sanctions.

(c)    Each of the Company and its Subsidiaries and, to the knowledge of the Company, any of their respective directors, officers, employees, or agents (in their capacity as such) is in material compliance with, and, in the past five (5) years, has not materially violated, any Sanctions and has had in place certain policies and controls designed to promote compliance with Sanctions and Customs and International Trade Laws.

Section 4.26. Finders’ Fees. Except for Barclays Capital Inc. and Houlihan Lokey Capital, Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with this Agreement or the transactions contemplated by this Agreement. True, correct and complete copies of all agreements between the Company and each of Barclays Capital Inc. and Houlihan Lokey Capital, Inc. will be delivered to Parent reasonably promptly after the date hereof.

Section 4.27. Opinion of Financial Advisor. The Company has received the opinion of Barclays Capital Inc., financial advisor to the Company, dated as of the date thereof, to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of shares of Company Stock in the Merger is fair, from a financial point of view, to such holders (other than holders of Company Stock that (i) are held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time or (ii) held by any wholly-owned Subsidiary of either the Company or Parent immediately prior to the Effective Time). A true, correct and complete copy of such opinion will be delivered to Parent for information purposes only promptly following the date of this Agreement.

Section 4.28. Antitakeover Statutes. Assuming the representations and warranties in Section 5.17(b) are complete and correct, the Company’s Board of Directors has taken all actions and votes necessary to exempt this Agreement, the Merger and the other transactions contemplated hereby from any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state law (including the restrictions on business combinations set forth in any anti-takeover provision set forth in Section 203 of the DGCL).

Section 4.29. Ownership of Parent Securities; IBCL Section 23-1-42-10. Neither the Company nor its Subsidiaries is, as of the date hereof, or has been at any time during the three (3) years preceding the date of this Agreement, an “interested shareholder” of Parent, as defined in Section 23-1-43-10 of the Indiana Business Corporation Law.

Section 4.30. No Additional Representations of the Company. Except for the representations and warranties made by the Company in this Article 4 (as qualified by the Company Disclosure Letter), neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent or Merger Subsidiary, and each of Parent and Merger Subsidiary acknowledges the foregoing. The Company acknowledges that, except for the representations and warranties contained in Article 5, none of Parent or Merger Subsidiary or any of their respective Affiliates or Representatives or any other Person makes (and the Company is not relying on) any representation or warranty, express or implied, to the Company in connection with the Merger and the other transactions contemplated by this Agreement.

ARTICLE 5

Representations and Warranties of Parent and Merger Subsidiary

Except (i) as disclosed in the Parent SEC Documents filed with the SEC by Parent on or after September 30, 2018 and at least one (1) Business Day prior to the date of this Agreement (but in each case excluding disclosure contained under the heading “Risk Factors” or in any “forward-looking statements” legend or any similar disclosure to the extent that such statements are predictive, precautionary or forward-looking statements but, for purpose of clarification, including and giving effect to any factual or historical statements included in any such statements) and to the extent publicly available on EDGAR or (ii) as disclosed in the particular section or subsection of the Parent Disclosure Letter expressly referenced therein (it being understood and agreed that, other than with respect to Section 5.01, Section 5.02 and Section 5.05, any information set forth in one section or subsection of the Parent Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its applicability is reasonably apparent from the text of the disclosure), Parent and Merger Subsidiary hereby, jointly and severally, represent and warrant to the Company that:

Section 5.01. Corporate Existence and Power.

(a)    Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and authority required to carry on its business as currently conducted and to own, lease and operate its properties and assets in the manner in which its properties and assets are currently operated, except for such power and authority the absence of which would not reasonably be expected to be material. Each of Parent and Merger Subsidiary is duly qualified or licensed to do business as a foreign corporation and (where applicable and recognized) is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for those jurisdictions where failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)    Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Subsidiary.

(c)    Parent has heretofore made available to the Company complete and correct copies of the certificate of incorporation and bylaws of Parent and Merger Subsidiary, each as amended as of the date of this Agreement, which are in full force and effect, and neither Parent nor Merger Subsidiary is in violation of any provisions thereof.

Section 5.02. Corporate Authorization.

(a)    The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary (subject to the effectiveness of the Parent Consent) and are within the corporate powers of Parent and Merger Subsidiary and, except for the effectiveness of the Parent Consent (which will occur immediately following execution of this Agreement by Merger Subsidiary), no other corporate action or proceeding on the part of Parent or Merger Subsidiary is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Merger Subsidiary and the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement. Assuming the representations and warranties in Section 4.29 are complete and correct and compliance by the Company with Section 6.01(c), no vote of the holders of securities of Parent is necessary in connection with the consummation of the transactions contemplated by this Agreement. Parent has sufficient authorized but unissued shares of Parent Stock available under Parent’s certificate of incorporation, and that have not been subscribed for or otherwise committed to be issued, to issue all shares of Parent Stock contemplated by this Agreement to be issued to the holders of Company Stock in connection with Merger. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)    At a meeting duly called and held, Parent’s Board of Directors has unanimously approved this Agreement and the transactions contemplated hereby (including the issuance of Parent Stock to the holders of Company Stock in connection with the Merger) determining that the consideration to be received by Parent as a result of the performance by the Company of this Agreement is adequate.

(c)    Merger Subsidiary’s Board of Directors has unanimously adopted resolutions (i) determining that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Merger Subsidiary and its stockholder, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby (including the Merger) and (iii) resolving to recommend that its stockholder adopts this Agreement. As of the date of this Agreement, none of the aforesaid actions by Merger Subsidiary’s Board of Directors has been amended, rescinded or modified. The Parent Consent was duly executed and delivered to Merger Subsidiary pursuant to Section 228 of the DGCL, has not been revoked or rescinded, and by its terms will be effective immediately following execution of this Agreement by Merger Subsidiary.

Section 5.03. Governmental Authorization. Neither the execution, delivery and performance by Parent and Merger Subsidiary of this Agreement nor the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require any Consent of, action by or in respect of, or registration, declaration or filing with or notice to, any Governmental Authority, other than (a) the filing of a certificate of merger with respect to the Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (b) compliance with any applicable requirements of the HSR Act and Foreign Antitrust Laws, (c) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws (including the filing with the SEC of the Proxy Statement/Prospectus and the filing and declaration of effectiveness of the Form S-4 in which the Proxy Statement/Prospectus shall be included), (d) compliance with any applicable rules of the NYSE and (e) any actions or filings the absence of which would not reasonably be expected to, individually or in the aggregate, (A) be material to Parent and its Subsidiaries, taken as a whole, and (B) prevent the ability of Parent or Merger Subsidiary to perform their respective obligations under this Agreement or to consummate the Merger.

Section 5.04. Non-contravention. Neither the execution and delivery of this Agreement by Parent and Merger Subsidiary nor the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby, nor compliance by Parent and Merger Subsidiary with any of the terms or provisions of this Agreement, will (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws, each as amended, of each of Parent and Merger Subsidiary, (b) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.03 have been obtained or made and assuming the representations and warranties in Section 4.29 are complete and correct, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or (c) require any consent or other action by any Person under, violate, conflict with or result in any breach of any provision of, or loss of any benefit, or constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or give rise to any right of termination, cancellation, acceleration or other change of any right or obligation or the loss of any Contract that is material to the business of Parent and its Subsidiaries, taken as a whole, to which Parent or any of its Subsidiaries is a party or which binds or affects their respective properties or assets, or result in the creation of a Lien, other than any Permitted Lien, upon any of the property or assets of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) and (c), as would not reasonably be expected to, individually or in the aggregate, (A) be material to the Parent and its Subsidiaries, taken as a whole, and (B) prevent the ability of Parent or Merger Subsidiary to perform their respective obligations under this Agreement or to consummate the Merger.

Section 5.05. Capitalization.

(a)    The authorized capital stock of Parent consists of 200,000,000 shares of Parent Stock and 1,000,000 shares of preferred stock, no par value per share (the “Parent Preferred Stock”). As of July 5, 2019, there were (i) 62,664,754 shares of Parent Stock outstanding, (ii) zero shares of Parent Preferred Stock outstanding, (iii) an aggregate of 2,149,976 shares of Parent Stock subject to outstanding stock options (the “Parent Stock Options”), (iv) an aggregate of 72,112 shares of Parent Stock subject to outstanding restricted stock units which vest solely based on the satisfaction of time-based criteria (the “Parent RSUs”), (v) an aggregate of 778,982 shares of Parent Stock subject to outstanding restricted stock units which vest in whole or in part based on the satisfaction of performance-based criteria (assuming maximum level of performance) (“Parent PSUs”), (vi) 6,387,074 shares of

Parent Stock reserved for issuance under the Parent Stock Plan (including upon exercise of the Parent Stock Options and settlement of other outstanding equity awards issued thereunder), and (vii) 1,265,169 shares of Parent Stock held by Parent in its treasury. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to the Parent Stock Plan or any other Parent Employee Plan will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued and fully paid.

(b)    Except as set forth in this Section 5.05 and for changes since July 5, 2019 resulting from the exercise of Parent Stock Options, settlement of Parent RSUs and Parent PSUs outstanding on such date or the grant of stock based compensation to directors or employees, as of the date hereof, there are no (I) (i) issued or outstanding shares of capital stock or other voting securities of or ownership interests in Parent, (ii) issued or outstanding securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in Parent or (iii) (1) existing warrants, calls, options, preemptive rights, subscriptions or other rights, restricted stock awards, restricted stock unit awards, (2) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock, profit-participation or similar securities or rights issued by Parent or other agreements, arrangements or commitments of any character (contingent or otherwise) to which Parent or any of its Subsidiaries is party, in each case that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or other equity interests of Parent; or (3) convertible securities, agreements, arrangements or commitments of any kind obligating Parent to issue or sell, or cause to be issued or sold, any shares of capital stock, voting securities or other equity interests or securities convertible into or exchangeable for capital stock, voting securities or other equity interests of Parent, or obligating Parent to grant, extend or enter into such warrants, calls, options, preemptive, subscriptions or other rights, restricted stock awards, restricted stock unit awards, convertible securities, agreements, arrangements or commitments (the items in clauses (I)(i), (ii) and (iii) referred to collectively as the “Parent Securities”); (II) agreements with any Person to which Parent or any of its Subsidiaries is a party (A) restricting the transfer of the capital stock or other equity interests of Parent or (B) affecting the voting rights of capital stock or other equity interests of Parent (including stockholders agreements, voting trusts or similar agreements) or (III) outstanding obligations of Parent to repurchase, redeem or otherwise acquire any capital stock or other equity interests of Parent, or any securities representing the right to purchase or otherwise receive any capital stock or other equity interests of Parent. Neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Parent Securities.

(c)    The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 5.06. SEC Filings and the Sarbanes-Oxley Act.

(a)    Parent has timely filed with or furnished to the SEC all reports, schedules, forms, exhibits, statements, prospectuses, registration statements and other documents (including exhibits, financial statements and schedules thereto and all other information incorporated therein and amendments and supplements thereto) required to be filed with or furnished to the SEC by Parent since January 1, 2017 (collectively, the “Parent SEC Documents”).

(b)    No Subsidiary of Parent is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

(c)    As of its filing (or furnishing) date (or, if amended prior to the date hereof, on the date of such amendment), each Parent SEC Document complied in all material respects with the applicable requirements of the 1934 Act and the 1933 Act, as the case may be.

(d)    As of its filing (or furnishing) date (or, if amended prior to the date hereof, on the date of such amendment), each Parent SEC Document filed or furnished pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(e)    Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading.

(f)    As of the date of this Agreement, there are no amendments or modifications to the Parent SEC Documents that are required to be filed with (or furnished to) the SEC, but that have not yet been filed with (or furnished to) the SEC.

(g)    Parent has heretofore furnished to the Company complete and correct copies of all comment letters from the SEC since January 1, 2017 through the date of this Agreement with respect to any of the Parent SEC Documents, together with all written responses of Parent thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any of the Parent SEC Documents, and, to the knowledge of Parent, none of the Parent SEC Documents are subject to ongoing SEC review.

(h)    Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of Parent has, in compliance with Rule 13a-15 under the 1934 Act, designed disclosure controls and procedures to ensure that information relating to Parent, including its consolidated Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and made known to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the 1934 Act with respect to such reports, and disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (A) all “significant deficiencies” and “material weaknesses” (as such terms are defined in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement) in the design or operation of Internal Controls that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s Internal Controls. Since January 1, 2017 through the date hereof, Parent has not identified any “material weaknesses” in the design or operation of Parent’s internal control over financial reporting.

(i)    Parent and its Subsidiaries have established and maintained a system of Internal Controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP.

(j)    Parent is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(k)    To the knowledge of Parent, as of the date of this Agreement, there are no SEC inquiries or investigations, other inquiries or investigations of any Governmental Authority pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries or any malfeasance by any director or executive officer of Parent or any of its Subsidiaries.

(l)    Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Parent does not have, and has not arranged any, outstanding “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

(m)    Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the 1933 Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent SEC Documents (including any audited financial statements and unaudited interim financial statements of Parent included therein).

Section 5.07. Financial Statements. All of the audited consolidated financial statements and unaudited consolidated quarterly financial statements (in each case, including the related notes) of Parent included or incorporated by reference in the Parent SEC Documents (i) have been prepared in conformity with GAAP applied on a consistent basis for the periods then ended (except as may be indicated in the notes thereto) and (ii) fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated stockholders’ equity and results of operations and cash flows for the periods then ended (except, in the case of any unaudited quarterly financial statements with respect to clause (i) or (ii), as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end audit adjustments) and (iii) comply in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

Section 5.08. Disclosure Documents.

(a)    The Proxy Statement/Prospectus and the Form S-4, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1933 Act.

(b)    The Proxy Statement/Prospectus and the Form S-4, at the time of filing of such document or any supplement or amendment thereto, at the time it becomes effective under the 1933 Act and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact, and none of the information supplied or to be supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference therein will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)    The representations and warranties contained in this Section 5.08 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement/Prospectus and the Form S-4 based upon information supplied by the Company or any of its Representatives or advisors specifically for inclusion or incorporation by reference therein.

Section 5.09. Absence of Certain Changes. From December 31, 2018 until the date hereof, (i) the respective businesses of Parent and its Subsidiaries have been conducted in the ordinary course of business in all material respects and (ii) there has not been any effect, change, event, occurrence, condition, circumstance, fact, development of a state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.10. No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and whether or not required to be reflected in Parent’s financial statements (or the notes thereto) included in the Parent SEC Documents prior to the date of this Agreement in accordance with GAAP, other than: (i) liabilities or obligations as (and to the extent) disclosed, reflected or reserved against in such financial statements (or the notes thereto); (ii) liabilities or obligations incurred in the ordinary course of business since the Parent Balance Sheet Date; and (iii) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.11. Compliance with Laws and Court Orders; Permits. Since January 1, 2017, Parent and each of its Subsidiaries and its and their respective properties and assets have been and are in compliance with (i) all Applicable Laws and (ii) all Permits necessary for Parent and its Subsidiaries to own, lease and operate its and their respective properties and assets and to carry on their respective businesses as now being conducted, under and pursuant to all Applicable Laws, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent and each of its Subsidiaries are in possession of all Permits which are material to Parent and its Subsidiaries taken as a whole, and necessary for them to own, lease and operate their properties and assets and to conduct its business as presently conducted, and all such material Permits are in full force and effect, and as of the date of this Agreement, no suspension, cancellation, withdrawal or revocation thereof is pending or, to the knowledge of Parent, threatened, affecting such material Permits, except where the failure to be in possession of, failure to be in full force and effect or the suspension, cancellation, withdrawal or revocation thereof has, not been and would not reasonably be expected to be, material to Parent and its Subsidiaries taken as a whole. Parent is not an “investment company” under the Investment Company Act of 1940.

Section 5.12. Litigation.

(a)    As of the date hereof, there is no Proceeding pending or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries, any asset or property of Parent or any of its Subsidiaries, or any present or former officer, director, employee or third-party agent of the Parent of its Subsidiaries in their capacity as such for whom Parent or any of its Subsidiaries may be liable that, in each case, (i) has been, or would reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole and (ii) would reasonably be expected to, individually or in the aggregate, prevent the ability of Parent or Merger Subsidiary to perform its obligations under this Agreement or to consummate the Merger.

(b)    Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole, Parent or its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Parent Balance Sheet or acquired after the date of the Parent Balance Sheet, free and clear of all Liens except Permitted Liens, except as have been disposed of since the date of the Parent Balance Sheet in the ordinary course of business.

Section 5.13. Environmental Matters.

Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole:

(a)    (i) no action, claim, notice of violation, demand letter, suit or proceeding is pending or, to the knowledge of Parent, threatened by any Governmental Authority or other Person, in each case that alleges that Parent or any of its Subsidiaries has violated or has any liability under any Environmental Law, (ii) neither Parent nor any of its Subsidiaries has received a request for information pursuant to any Environmental Law relating to a potential liability and to the knowledge of Parent, neither Parent nor any of its Subsidiaries is subject to an investigation pursuant to Environmental Law, and (iii) neither Parent nor any of its Subsidiaries has any continuing obligations under any judgment, decree, injunction or order of any Governmental Authority resolving or settling any alleged violation of or liability under any Environmental Law;

(b)    (i) Parent and its Subsidiaries are and, for the past five (5) years, have been in compliance with all Environmental Laws, which compliance includes possessing and complying with all Environmental Permits for their operations as presently operated and (ii) there are no pending or, to the knowledge of Parent, threatened actions or proceedings to revoke, terminate, cancel or suspend such Environmental Permits; and

(c)    there has been no Release or threatened Release of any Hazardous Substance by Parent or any of its Subsidiaries, nor, to the knowledge of Parent, by any other Person, on, under or migrating from or to any real property now or formerly owned or operated by Parent or any of its Subsidiaries, which such Release requires Parent to conduct any investigatory or remedial action under any Environmental Law or otherwise could reasonably be expected to result in liability under Environmental Law to Parent or any of its Subsidiaries.

Section 5.14. Customs and International Trade Laws.

(a)    During the past five (5) years, Parent and its Subsidiaries have been in material compliance with all applicable Customs & International Trade Laws and, to the knowledge of Parent, there are no unresolved claims concerning the liability of any of Parent or its Subsidiaries under such Customs & International Trade Laws, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole. Without limiting the foregoing, (i) at all times during the past five (5) years, Parent and its Subsidiaries and, to the knowledge of Parent, Persons acting on their behalf have obtained all necessary Customs & International Trade Authorizations; (ii) in the last five (5) years, no Governmental Authority has initiated any Proceedings or imposed any civil or criminal fine, penalty, seizure, forfeiture, revocation of a Customs & International Trade Authorization, debarment or denial of future Customs & International Trade Authorizations against any of Parent or its Subsidiaries or any of their respective directors, officers, employees, or, to the knowledge of Parent, agents (in their capacity as such) in connection with any actual or alleged violation of any applicable Customs & International Trade Laws; and (iii) in the past five (5) years, there have been no claims, investigations or requests for information by a Governmental Authority with respect to Parent’s and its Subsidiaries’ Customs & International Trade Authorizations or compliance with applicable Customs & International Trade Laws, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(b)    Neither Parent nor any of its Subsidiaries, and no director, officer, employee or, to the knowledge of Parent, agent thereof (i) is a Sanctioned Person; or (ii) has pending or, to the knowledge of Parent, threatened claims against it with respect to Sanctions.

(c)    Each of Parent and its Subsidiaries and, to the knowledge of Parent, any of their respective directors, officers, employees, or agents (in their capacity as such) is in material compliance with, and, in the past five (5) years, has not materially violated, any Sanctions and has had in place certain policies and controls designed to promote compliance with Sanctions and Customs and International Trade Laws.

Section 5.15. Financing. Parent and Merger Subsidiary collectively will have, as of the Closing Date, cash, available lines of credit or other sources of immediately available funds, in an amount sufficient to enable Parent and Merger Subsidiary to consummate the Merger and the other transactions contemplated by this Agreement that require payment on the Closing Date. Parent and Merger Subsidiary acknowledge that their obligations under this Agreement are not contingent or conditioned on Parent’s, Merger Subsidiary’s or any other Person’s ability to obtain financing for the Merger and the other transactions contemplated by this Agreement.

Section 5.16. Certain Arrangements. There are no Contracts or commitments to enter into Contracts (a) between Parent, Merger Subsidiary or any Subsidiary of Parent, on the one hand, and any director, officer or employee of the Company or any of its Subsidiaries, on the other hand (including with respect to employment after the Effective Time) or (b) to which Parent, Merger Subsidiary or any Subsidiary of Parent is a party pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote for or approve this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 5.17. Ownership of Company Securities; DGCL Section 203.

(a)    Parent and its Subsidiaries do not “own” (as defined in Section 203 of the DGCL), or “beneficially own” (within the meaning of Regulation 13D promulgated under the 1934 Act), any shares of Company Stock or Company Securities or other securities of, or any other economic interest (through derivative securities or otherwise) in, the Company.

(b)    Neither Parent nor Merger Subsidiary is, as of the date hereof or has been at any time during the three (3) years preceding the date of this Agreement, an “interested stockholder” of the Company, as defined in Section 203 of the DGCL.

Section 5.18. Solvency.

(a)    None of Parent or Merger Subsidiary is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Parent and Merger Subsidiary (taken as a whole) is solvent as of the date of this Agreement, and Parent and the Surviving Corporation (taken as a whole) will, after giving effect to all of the transactions contemplated by this Agreement (excluding the effect of an inaccuracy of the representations and warranties contained in Article 4 or any breach of the covenants and agreements contained in Section 6.01), be solvent as of the Effective Time. For purposes of this Section 5.18, term “solvent” means not being “insolvent” (as such term “insolvent” is defined in 11 U.S. Code Section 101(32)(A)(i)).

(b)    There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.19. Anti-Corruption

(a)    During the past five (5) years, none of Parent or its Subsidiaries, nor, to the knowledge of Parent, any director, officer, employee, agent or representative of Parent or its Subsidiaries, has directly or knowingly indirectly made, offered to make, or attempted to make, or accepted any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to or from any Person, private or public, regardless of what form, whether in money, property or services, in material violation of the Anti-Corruption Laws. Without limiting the foregoing, none of Parent or its Subsidiaries, nor, to the knowledge of Parent or its Subsidiaries, any director, officer, employee, agent or representative of Parent, has directly or knowingly indirectly offered or given anything of value to (i) any non-U.S. government official, any non-U.S. government political party or official thereof or any candidate for political office outside the United States or (ii) any Person, while knowing that all or a portion of such thing of value will be offered, given or promised, directly or indirectly, to any non-U.S. government official, to any non-U.S. government political party or official thereof or to any candidate for political office outside the United States for the purpose of the following: (A) corruptly influencing any act or decision of such non-U.S. government official, political party, party official or candidate in his, her or its official capacity, including influencing such non-U.S. government official, political party, party official or candidate to do or omit to do any act in violation of the lawful duty of such non-U.S. government official, political party, party official or candidate, or securing any improper advantage or (B) corruptly inducing such non-U.S. government official, political party, party official or candidate to use his, her or its influence with a non-U.S. Governmental Authority or instrumentality thereof to affect or influence any act or decision of such non-U.S. Governmental Authority or instrumentality, in order to assist Parent or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person, except, in each case, as would not reasonably be expected to be, individually or in the aggregate, material to Parent and its Subsidiaries, taken as a whole.

(b)    To the knowledge of Parent, neither Parent nor any of its Subsidiaries (i) is under external or internal investigation for (A) any potential violation of the Anti-Corruption Laws, (B) any alleged irregularity, misstatement or omission arising under or relating to any Contract between such Person and any Governmental

Authority, or any instrumentality thereof or (C) any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment or the provision of anything of value, directly or indirectly, to a foreign official, any foreign political party or official thereof or any candidate for foreign political office, (ii) has received any notice or other communication (in writing or otherwise) from any Governmental Authority regarding any actual, alleged or potential violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process regarding allegations of potential violation of the Anti-Corruption Laws.

Section 5.20. Antitakeover Statutes. Assuming the representations and warranties in Section 4.29 are complete and correct, Parent’s Board of Directors has taken all action necessary to exempt this Agreement, the Merger and the other transactions contemplated hereby from the restrictions on business combinations set forth in any anti-takeover provision set forth in the Indiana Business Corporations Law. The provisions of the Control Share Acquisition law of the Indiana Business Corporation Law will not be applicable to the Company, the Merger or the issuance of the Parent Stock to the holders of Company Stock in connection with the Merger.

Section 5.21. Finders’ Fees. Except for J.P. Morgan Securities LLC, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent, Merger Subsidiary or any of their respective Subsidiaries who is entitled to any fee or commission from Parent, Merger Subsidiary or any of their respective Subsidiaries in connection with this Agreement or the transactions contemplated by this Agreement.

Section 5.22. No Additional Representations of Parent or Merger Subsidiary. Except for the representations and warranties made by Parent and Merger Subsidiary in this Article 5, none of Parent, Merger Subsidiary or any other Person on behalf of Parent or Merger Subsidiary makes any other express or implied representation or warranty with respect to Parent, Merger Subsidiary or any Subsidiaries of Parent or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to the Company and the Company acknowledges the foregoing. Parent and Merger Subsidiary acknowledge that, except for the representations and warranties contained in Article 4, none of the Company or any of its respective Affiliates or Representatives or any other Person makes (and Parent and Merger Subsidiary are not relying on) any representation or warranty, express or implied, to Parent and Merger Subsidiary in connection with the Merger and the other transactions contemplated by this Agreement. In connection with Parent’s and Merger Subsidiary’s investigation of the Company, each of Parent and Merger Subsidiary has received from the Company and its Representatives certain projections and other forecasts and certain business plan information of the Company and its Subsidiaries. Each of Parent and Merger Subsidiary acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that each of Parent and Merger Subsidiary is familiar with such uncertainties, that each of Parent and Merger Subsidiary is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that each of Parent, Merger Subsidiary, and their Representatives will have no claim against any person with respect thereto. Accordingly, each of Parent and Merger Subsidiary acknowledges that, without limiting the generality of this Section 5.22, neither the Company nor any person acting on behalf of the Company has made any representation or warranty with respect to such projections and other forecasts and plans.

ARTICLE 6

Covenants of the Company

Section 6.01. Conduct of the Company. Except (A) for matters set forth in Section 6.01-1 of the Company Disclosure Letter, (B) as expressly required or as expressly permitted by this Agreement, (C) as required by Applicable Law, (D) as required by the terms of any Company Material Contract disclosed in Section 4.22(a) of the Company Disclosure Letter, or (E) with the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of Parent, from and after the date hereof and prior to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) use its reasonable best efforts to conduct its business in the ordinary course of business and (ii) use reasonable best efforts to (x) preserve intact in all material respects its present business organization, (y) keep available the services of its directors, officers and key employees and (z) maintain satisfactory relationships with its customers, lenders, suppliers, Governmental Authorities and others having material business relationships with it; provided that for the avoidance of doubt, the Company shall not be obligated to take any action that would not be permitted by the following sentence of this Section 6.01 and any action permitted by the following sentence of this Section 6.01 shall not be deemed a breach of this sentence of this Section 6.01. Without limiting the generality of the foregoing, except (I) for matters set forth in Section 6.01-2 of the Company Disclosure Letter, (II) as expressly required by this Agreement, (III) as required by Applicable Law, (IV) as required by the terms of any Company Material Contract disclosed in Section 4.22(a) of the Company Disclosure Letter, or (V) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to Section 6.01(d), (g), (h), (i), (j), (k), (q) or to the extent applicable to such sections, (s)), from and after the date hereof and prior to the Effective Time, the Company shall not, and shall cause its Subsidiaries not to:

(a)    (i) amend the certificate of incorporation or bylaws of the Company or (ii) amend the comparable organizational documents of any Subsidiary of the Company in a manner that would be adverse to Parent or Merger Subsidiary or would reasonably be expected to have the effect of delaying, preventing or restraining the consummation of the Merger or the other transactions contemplated by this Agreement;

(b)    (i) split, reverse split, combine, reclassify or otherwise amend the terms of the Company Securities or any Company Subsidiary Securities, or any options, warrants, convertible securities or other rights of any kind to acquire any of the Company Securities or Company Subsidiary Securities, (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any Company Securities or any Company Subsidiary Securities, other than cash dividends and distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities, or any options, warrants, convertible securities or other rights of any kind to acquire any Company Securities or any Company Subsidiary Securities, other than (A) the acquisition by the Company of shares of Company Stock in connection with the surrender of shares of Company Stock by holders of Company Stock Options in order to pay the exercise price thereof, (B) the withholding of shares of Company Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans and (C) the acquisition by the Company of Company Restricted Shares in connection with the forfeiture of such awards, in each case as required by the applicable Company Employee Plan as in effect on the date of this Agreement;

(c)    issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of, or authorize the same with respect to, any Company Securities or Company Subsidiary Securities or any options, warrants, convertible securities or other rights of any kind to acquire any Company Securities or Company Subsidiary Securities, other than the issuance of any shares of Company Stock upon the exercise of Company Stock Options or settlement of Company RSUs and Company PSUs that are outstanding on the date of this Agreement, in each case in accordance with their terms on the date of this Agreement;

(d)    make or incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those capital expenditures contemplated by the annual capital expenditure budgets as set forth in Section 6.01(d) of the Company Disclosure Letter and (ii) any unbudgeted capital expenditures not to exceed $1,250,000 in the aggregate in each fiscal quarterly period;

(e)    effect or adopt a plan or agreement of, or resolutions providing for or authorizing, the merger or complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries (provided, however, in the case of the dissolution of any inactive wholly-owned Subsidiary of the Company and reorganizations solely among wholly-owned Subsidiaries of the Company, Parent’s consent shall not be unreasonably withheld, conditioned or delayed);

(f)    acquire (including by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any Person or properties, interests or businesses, or any assets or securities in connection with the acquisition of any Person or properties, interests or businesses, if the aggregate amount of consideration paid or transferred, or to be paid or transferred, by the Company and its Subsidiaries exceeds or would exceed $3,000,000 in any fiscal quarterly period;

(g)    sell, pledge, dispose of, abandon, lease, license, mortgage or otherwise transfer (including pursuant to a sale-lease back transaction or an asset securitization transaction), or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ tangible or intangible assets, securities, properties, interests, rights or businesses having a fair market value in excess of $5,000,000 in any fiscal quarterly period, other than (i) pursuant to existing Contracts or Contracts that have been made available to Parent or (ii) sales of Company products and services, inventory or obsolete equipment in the ordinary course of business;

(h)    (i) repurchase, prepay, redeem or incur, create, assume or otherwise become liable for any indebtedness for borrowed money, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person (other than “keep well” or other similar Contracts entered into by and between the Company and its Subsidiaries in the ordinary course or the prepayment of up to $5 million of indebtedness outstanding under the Company Credit Agreements in any fiscal quarterly period), or enter into any arrangement having the economic effect of any of the foregoing (other than (A) under the applicable Company Credit Agreements as in effect on the date of this Agreement in connection with the financing of ordinary course trade payables in the ordinary course of business or (B) accounts payable in the ordinary course of business), or (ii) make any loans, advances or capital contributions to, or investments in, any other Person (other than (A) to the Company or any of its Subsidiaries in the ordinary course of business, (B) accounts receivable and extensions of credit in the ordinary course of business, (C) advances of expenses to employees in the ordinary course of business pursuant to the applicable Company Employee Plan as in effect on the date of this Agreement or (D) advancements of expenses to directors and officers of the Company or any of its Subsidiaries pursuant to the governing documents of such entities as in effect on the date hereof and any indemnification agreements to which the Company or any of its Subsidiaries are a party as of the date hereof, forms of which have been made available to Parent);

(i)    enter into any Contract that contains (i) any provisions restricting the Company or any of its Affiliates from competing or engaging in any material respect in any activity or line of business or with any Person or in any area or pursuant to which any material benefit or right is required to be given or lost as a result of so competing or engaging, or which, pursuant to its terms, would reasonably be expected to have such effect after the Closing in whole or in part as a result of the consummation of the transactions contemplated hereby or (ii) material exclusivity rights for the benefit of a Third Party (including guarantees of availability of supply or services or “most favored nation” rights);

(j)    negotiate, amend, extend, renew, terminate or enter into, or waive, release or assign any rights under, (i) any Company Material Contract, (ii) any Contract that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or (iii) any Material Real Property Lease, except, in the case of the Company Material Contracts described in Section 4.22(a)(i), Section 4.22(a)(ii), Section 4.22(a)(vi), Section 4.22(a)(vii), Section 4.22(x), Section 4.22(a)(xi), Section 4.22(a)(xii), Section 4.22(a)(xiii), Section 4.22(a)(xiv) and Section 4.22(a)(xvi), in the ordinary course of business; provided, however, that the foregoing exception shall not apply to any Contract that requires or provides for Consent, acceleration, termination or any other material right or consequence triggered in whole or in part by the Merger or any of the other transactions contemplated by this Agreement;

(k)    except as required by the terms of any Company Employee Plan as in effect on the date of this Agreement: (i) hire, engage, promote or terminate (other than for cause) any employee or independent contractor, except in the ordinary course of business with respect to any employee who does or would earn less than

$300,000 in annual base salary, (ii) grant or pay, or commit to grant or pay, to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries any bonus, incentive or profit-sharing award or payment, (iii) grant, or commit to grant, to any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries any increase in wages, salary, bonuses, commissions, severance or similar compensation (including equity or equity-based compensation, whether payable in stock, cash or other property), except for wage, salary or commissions increases in the ordinary course of business with respect to any employee entitled to earn less than $300,000 in annual base salary, (iv) make any Person a participant in or party to any severance plan or grant any increase in severance compensation, except to the extent permitted by Section 6.01(k)(v), or (v) establish, adopt, enter into or amend any collective bargaining agreement or any Company Employee Plan (or any plan, program, policy, practice, agreement or other arrangement that would be a Company Employee Plan if it had been in effect on the date of this Agreement), including any employment, severance, change in control, retention, individual consulting or similar agreement with any current or former employee, director or independent contractor of the Company or any of its Subsidiaries (other than employment agreements in the ordinary course of business in the applicable jurisdiction); provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from entering into or making available to newly hired employees, or to employees in the context of promotions based on job performance or workplace requirements, Company Employee Plans and benefits and compensation practices and arrangements (excluding equity and equity-based grants) that have a value that is consistent with those provided to similarly situated employees or newly hired employees in the ordinary course of business;

(l)    materially modify, extend or enter into any Labor Agreement;

(m)    (i) implement or effect any facility closing or (ii) take any action requiring notice to employees, or triggering any other obligations, under the WARN Act or any similar Applicable Law prior to the Closing, except in conformance with the WARN Act or similar Applicable Law;

(n)    make any change in any financial accounting principles, methods or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act;

(o)    cancel, dedicate to the public, disclaim, forfeit, reissue, reexamine or abandon without filing a substantially identical counterpart in the same jurisdiction with the same priority or allow to lapse (except with respect to Patent Rights expiring in accordance with their terms) any Intellectual Property material to the Company and its Subsidiaries;

(p)    (i) make or change any material Tax election or change any method of Tax accounting; (ii) file any material amended Tax Return; (iii) settle or compromise any action, suit, investigation, audit or proceeding relating to a material amount of Taxes; (iv) agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (except for extensions requested in the ordinary course); (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of Applicable Law) with respect to any material Tax; or (vi) surrender any right to claim a material Tax refund;

(q)    (i) institute, release, assign, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any Proceedings, claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) that (A) are in excess of $1,750,000 in any individual case other than such claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of $1,750,000 more than such reserves) or (B) include or involve anything other than the payment of money, including the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct, by, of or on Parent, the Company or any of their respective Subsidiaries, or (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $1,750,000 in any individual case;

(r)    (i) sell, transfer, assign, lease, license or otherwise dispose of (whether by merger, stock or asset sale or otherwise) to any Person any material rights to any Company Intellectual Property; (ii) fail to use commercial reasonable efforts to maintain any material Company Intellectual Property; (iii) make any change in Company Intellectual Property that is or would reasonably be expected to materially impair the Company’s or any of its Subsidiaries’ rights with respect to the Company Intellectual Property; (iv) disclose to any Person (other than Representatives of Parent and Merger Subsidiary) any trade secrets, know-how or confidential or proprietary information, except, in the case of know-how or confidential or proprietary information, in the ordinary course of business or to a Person that is subject to confidentiality obligations; or (v) fail to take or maintain commercially reasonable measures to protect the confidentiality and value of trade secrets included in the Company Intellectual Property; or

(s)    enter into any Contract to do, agree, authorize, commit, adopt resolutions approving or announce an intention to do any of the foregoing.

Section 6.02. Company Stockholder Meeting. The Company shall, as soon as reasonably practicable following the effectiveness of the Form S-4, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) for the purpose of voting on the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby and shall submit such proposal to such holders at the Company Stockholder Meeting and shall not submit any other proposal to such holders in connection with the Company Stockholder Meeting (other than an advisory vote with respect to golden parachute compensation arrangements in accordance with applicable federal securities laws and a customary proposal regarding adjournment of the Company Stockholder Meeting) without the prior written consent of Parent. The Company shall, as soon as reasonably practicable following the date of this Agreement (in consultation with Parent), conduct one or more “broker searches” and establish a record date for the Company Stockholder Meeting. The Company shall not change such record date for the Company Stockholder Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). The Company shall not adjourn or otherwise postpone or delay the Company Stockholder Meeting without the prior written consent of Parent. Notwithstanding the immediately preceding sentence, the Company may adjourn or postpone the Company Stockholder Meeting (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement/Prospectus is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Stockholder Meeting, (ii) if, as of the time for which the Company Stockholder Meeting is scheduled as set forth in the Proxy Statement/Prospectus, there are insufficient shares of Company Stock represented (in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting or to obtain the Company Stockholder Approval, so as to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the Company Stockholder Approval; provided, however, that (A) unless agreed to in writing by Parent (such agreement not to be unreasonably withheld, conditioned or delayed), (x) any such adjournment or postponement pursuant to the preceding clause (ii) shall be for a period of no more than ten (10) Business Days each, and (y) the Company shall only be permitted to effect up to three (3) such adjournments or postponements pursuant to the preceding clause (ii), (B) no postponement shall be permitted if it would require a change to the record date for the Company Stockholder Meeting and (C) if requested by Parent, the Company shall effect up to three (3) adjournments or postponements of the Company Stockholder Meeting under the circumstances contemplated by the preceding clause (ii) for a period of up to ten (10) Business Days each. If the Board of Directors of the Company has not made an Adverse Recommendation Change in accordance with Section 6.03, the Board of Directors of the Company shall (A) make the Company Board Recommendation and shall include such Company Board Recommendation in the Proxy Statement/Prospectus, (B) use its reasonable best efforts to obtain the Company Stockholder Approval, including by soliciting from its stockholders proxies in favor of the adoption of this Agreement and approval of the transactions contemplated hereby and taking all other action reasonably necessary to secure the Company Stockholder Approval, and (C) otherwise comply with all legal requirements applicable to the Company Stockholder Meeting. Notwithstanding any Adverse Recommendation Change, but subject to any limitations expressly contained herein, unless this Agreement has been terminated in accordance with its terms, the obligations of the Company hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Company Acquisition Proposal

(whether or not a Superior Proposal) and the Company shall be nonetheless required to hold the Company Stockholder Meeting and submit this Agreement to the Company stockholders thereat.

Section 6.03. Company Acquisition Proposals.

(a)    Non-Solicitation. Except as expressly permitted by Section 6.03(b), Section 6.03(c), Section 6.03(d) and Section 6.03(f):

(i)    neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit its or their Representatives (collectively, the “Company Representatives”) to, directly or indirectly, (A) solicit, seek, initiate or knowingly facilitate, encourage, induce or take any other action (including by way of furnishing information) that would reasonably be expected to lead to the submission or announcement of any Company Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, or furnish any information to, any Third Party relating to or for the purpose of knowingly facilitating, encouraging or inducing a Company Acquisition Proposal or any proposal reasonably expected to lead to any Company Acquisition Proposal, (C) grant any waiver or release under any standstill, confidentiality or similar agreement (excluding any standstill provision in effect on the date of this Agreement that is released or terminated without any action by or on behalf of the Company due to a “fall away” or similar provision as a result of the execution of this Agreement) or (D) adopt or approve, or publicly propose to adopt or approve, or allow the Company or any of its Subsidiaries to execute or enter into, any binding or non-binding letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other agreement, commitment, arrangement or understanding contemplating or otherwise relating to, or that is intended to or would reasonably be expected to lead to, any Company Acquisition Proposal (other than an Acceptable Confidentiality Agreement to the extent expressly permitted pursuant to Section 6.03(b));

(ii)    neither the Board of Directors of the Company nor any committee thereof shall (A) withdraw, modify, qualify or publicly propose to withdraw, qualify or modify, in each case in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation, (B) fail to recommend against any Company Acquisition Proposal that is a tender or exchange offer subject to Regulation 14D under the 1934 Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) of such tender or exchange offer, or (C) recommend a Company Acquisition Proposal or endorse, approve, authorize or declare advisable any Company Acquisition Proposal (or publicly propose to recommend, endorse, approve, authorize or declare advisable any Company Acquisition Proposal) (any of the foregoing in clauses (A), (B) and (C) of this sentence being referred to as an “Adverse Recommendation Change”); provided, that, for the avoidance of doubt, (a) any determination by the Board of Directors of the Company to the extent expressly permitted by Section 6.03(b), Section 6.03(c) or Section 6.03(d) shall not be, and shall not be deemed to be, in and of itself, a breach or violation of this Section 6.03(a) and (b) none of (1) the determination by the Board of Directors, to the extent expressly permitted by Section 6.03(f), that a Company Acquisition Proposal constitutes a Superior Proposal or (2) the delivery by the Company of the notice required by Section 6.03(c), Section 6.03(e) or Section 6.03(f) shall constitute, or shall be deemed to constitute, in and of itself, an Adverse Recommendation Change; and

(iii)    the Company shall (and shall cause its Subsidiaries and use reasonable best efforts to cause the Company Representatives to) (A) immediately cease and cause to be terminated all existing discussions, negotiations and communications with any Third Party (and its Representatives) with respect to any Company Acquisition Proposal existing on the date of this Agreement, (B) within forty-eight (48) hours after the date of this Agreement, terminate access of any Third Party (and its Representatives) to any data room (virtual or actual) containing any information of the Company or any of its Subsidiaries; and (C) within forty-eight (48) hours after the date of this Agreement, demand the return or destruction of all confidential or non-public information and materials that have been provided to any Third Party (and its Representatives) relating to a possible Company Acquisition Proposal.

(b)    Notwithstanding Section 6.03(a), at any time prior to obtaining the Company Stockholder Approval, if the Company or any of the Company Representatives receives after the date of this Agreement a bona fide written Company Acquisition Proposal from any Third Party that did not result from a violation in any material respect of this Section 6.03 (i) then the Company and its outside financial advisor may contact the Third Party making such Company Acquisition Proposal to clarify the terms and conditions thereof solely so that the Company’s Board of Directors may inform itself about such Company Acquisition Proposal or (ii) that the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel, constitutes or could reasonably be expected to lead to a Superior Proposal, then the Company, directly or indirectly through the Company Representatives, may (A) engage in negotiations or discussions with such Third Party and its Representatives concerning such Company Acquisition Proposal and (B) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided, that, prior to or substantially concurrently with the time any such information is made available to such Third Party, the Company shall make available to Parent any non-public information relating to the Company or its Subsidiaries that is made available to such Third Party and that was not previously made available to Parent. Notwithstanding anything contained in this Section 6.03(a), prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may waive any standstill provisions in any agreement with any Third Party in order to permit such Third Party to make a Company Acquisition Proposal if the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to grant such waiver would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

(c)    Other than in connection with a Superior Proposal (which shall be the subject of Section 6.03(f) and shall not be the subject of this Section 6.03(c)), at any time prior to obtaining the Company Stockholder Approval, in response to any material effect, fact, event, change, development, circumstance, occurrence, condition or set of circumstances, in each case that was not known to or reasonably foreseeable by the Board of Directors of the Company on the date of this Agreement (or, if known or reasonably foreseeable, the material consequences of which were not known or reasonably foreseeable to the Board of Directors of the Company as of the date of this Agreement) (an “Intervening Event”; provided, however, that in no event shall any inquiry, offer or proposal that constitutes or could reasonably be expected to result in or constitute a Company Acquisition Proposal constitute an Intervening Event), if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law, the Board of Directors of the Company may make an Adverse Recommendation Change (as used in this Section 6.03(c), solely with respect to subclause (A) of the definition of Adverse Recommendation Change); provided, that, the Board of Directors of the Company shall not make any such Adverse Recommendation Change pursuant to this Section 6.03(c) unless the Company has (i) provided to Parent at least five (5) days’ prior written notice that it intends to make an Adverse Recommendation Change pursuant to this Section 6.03(c) and specifying in reasonable detail the facts and circumstances underlying the Intervening Event and providing the basis of the decision by the Board of Directors of the Company to make such an Adverse Recommendation Change and (ii) during such five (5) day period pursuant to clause (i) of this Section 6.03(c), engaged in good faith discussions and negotiations with Parent and its Representatives, and made the Company Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to discuss and negotiate from time to time) regarding proposed modifications to the terms and conditions of this Agreement or the transactions contemplated hereby so that the failure to make such an Adverse Recommendation Change would no longer reasonably be expected to be inconsistent with the fiduciary duties under Applicable Law of the Company’s Board of Directors, the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement, that the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law. The Company shall notify Parent in writing promptly after any Adverse Recommendation Change.

(d)    In addition, nothing contained in Section 6.03(a) or elsewhere in this Agreement shall prevent the Board of Directors of the Company from (i) complying with Rule 14e-2(a) or Rule 14d-9 promulgated under the 1934 Act with regard to a Company Acquisition Proposal, (ii) making any “stop-look-and-listen” communication to stockholders of the Company or (iii) making any disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law; provided, that, in each case, (A) in no event shall this Section 6.03(d) affect the obligations specified in Section 6.03(c) or Section 6.03(f) (or to the consequences thereof in accordance with this Agreement) or the definition of Adverse Recommendation Change (or to the consequences thereof in accordance with this Agreement) and (B) any such disclosure (other than an issuance by the Company of a “stop-look-and-listen” communication as referred to in clause (ii)) that addresses or relates to the approval, recommendation or declaration of the advisability by the Board of Directors of the Company with respect to this Agreement or a Company Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board of Directors of the Company in connection with such communication publicly reaffirms the Company Board Recommendation.

(e)    The Company shall (i) notify Parent promptly (but in no event later than twenty-four (24) hours) (A) after receipt by the Company or any Company Representative of any Company Acquisition Proposal, which notice shall identify the Third Party(ies) making any such Company Acquisition Proposal and shall include complete, unredacted copies of all written proposals, written indications of interest or draft agreements relating to, or other written materials that describe any of the terms and conditions of, such Company Acquisition Proposal and (B) of any inquiries, proposals or offers received by, any requests for non-public information from, or any discussions or negotiations initiated or continued (or sought to be initiated or continued) with, the Company or any Company Representatives concerning a Company Acquisition Proposal, which notice shall identify the Third Party(ies) and recite the terms (including any amendments thereto) of any such inquiry, offer, proposal or request and, in the case of written materials that describe any of the terms and conditions of such inquiry, offer, proposal or request, provide copies of such materials and (ii) keep Parent reasonably informed reasonably promptly (but in no event later than twenty-four (24) hours of any development) of the status and any material details (including material amendments and proposed material amendments) of any such Company Acquisition Proposal (or other inquiry, offer or proposal or request) and other developments, discussions or negotiations regarding any Company Acquisition Proposal, providing to Parent copies of any additional or revised written proposals, written indications of interest or agreements (including all drafts and final versions (and any comments thereon) and including all schedules and exhibits thereto) relating to such Company Acquisition Proposal or other inquiry, offer, proposal or request. The Company agrees that it and its Subsidiaries will not enter into any agreement after the date hereof with any Person that prohibits the Company from providing any information to Parent in accordance with this Section 6.03.

(f)    Prior to obtaining the Company Stockholder Approval, the Board of Directors of the Company may make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 10.01(d)(i) in response to a bona fide written Company Acquisition Proposal from any Third Party (received after the date of this Agreement that did not result from a violation in any material respect of this Section 6.03), only if (i) the Board of Directors of the Company has determined in good faith, after consultation with its outside financial advisor and outside legal counsel, that (A) such Company Acquisition Proposal constitutes a Superior Proposal and (B) the failure to take such action (with the term “such action” being the making of an Adverse Recommendation Change or terminating this Agreement pursuant to Section 10.01(d)(i)) would reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law, (ii) the Company promptly notifies Parent in writing (at least five (5) days before taking such action) of the determination of the Board of Directors of the Company that such Company Acquisition Proposal constitutes a Superior Proposal and of its intention to take such action, attaching the proposed definitive agreement and other documentation under which such Superior Proposal is proposed to be consummated and the identity of the Third Party(ies) making such Superior Proposal, (iii) for such period of five (5) days following the notice delivered pursuant to clause (ii) of this Section 6.03(f), the Company shall have discussed and negotiated in good faith and made the Company’s

Representatives available to discuss and negotiate in good faith (in each case to the extent Parent desires to discuss and negotiate from time to time) with Parent and its Representatives any modifications to the terms and conditions of this Agreement or the transactions contemplated by this Agreement irrevocably proposed in writing by Parent so that such Company Acquisition Proposal would no longer constitute a Superior Proposal and that the failure to take such action would no longer reasonably be expected to be inconsistent with the Company’s Board of Director’s fiduciary duties under Applicable Law (it being understood and agreed that any amendment to the financial terms or other material term or condition of any Superior Proposal shall require a new notice and a new period that shall expire on the later to occur of (I) three (3) days following delivery of such new notice from the Company to Parent and (II) the expiration of the original five (5) day period described above), and (iv) no earlier than the end of such period, the Company’s Board of Directors shall have determined in good faith, after consultation with its outside financial advisor and outside legal counsel, and after considering the terms of any proposed amendment or modification to this Agreement, that (x) the Company Acquisition Proposal that is the subject of this Section 6.03(f) still constitutes a Superior Proposal and (y) the failure to take such action would still reasonably be expected to be inconsistent with its fiduciary duties under Applicable Law.

(g)    Without limiting the foregoing, any violation of the restrictions set forth in this Section 6.03 by any of the Company’s or its Subsidiary’s Representatives acting directly or indirectly on behalf of the Company or its Subsidiary shall be deemed to be a breach of this Agreement by the Company.

(h)    Certain Definitions. As used in this Agreement:

(i)    “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may contain a less restrictive or no standstill restriction, in which case the Company shall promptly (and in any case within twenty-four (24) hours) provide Parent notice thereof and a copy of such provisions, and upon such notice, the Confidentiality Agreement shall be deemed to be automatically (and permanently) amended hereby and without further action of the parties to, as applicable, delete the standstill provisions therein or conform the standstill provisions thereof with such more favorable provisions, as applicable.

(ii)    “Superior Proposal” means a bona fide, written Company Acquisition Proposal (provided that for purposes of this definition, references to “15%” in the definition of Company Acquisition Proposal shall be deemed to be references to “50%”) that did not result from a breach of this Section 6.03 that the Board of Directors of the Company determines in good faith, after consultation with its outside financial advisor and outside legal counsel, and taking into account all relevant terms and conditions of such Company Acquisition Proposal (including all legal, financial, regulatory and other aspects or conditions and the ability of the Person making such proposal to consummate the transactions contemplated by such Company Acquisition Proposal), (i) would reasonably be expected to be capable of being consummated if accepted and (ii) is more favorable to the Company’s stockholders from a financial point of view than the Merger and the other transactions contemplated by this Agreement (taking into account any proposal by Parent to amend or modify the terms of this Agreement and the transactions contemplated hereby pursuant to Section 6.03(f)).

Section 6.04. Access to Information. From the date hereof until the earlier of the termination of this Agreement or the Effective Time, the Company shall during normal business hours and upon reasonable prior notice, (a) give to Parent, its counsel, financial advisors, auditors and other Representatives reasonable access to the personnel, advisors, agents, offices, properties, Contracts and books and records of the Company and its Subsidiaries and (b) cause its Subsidiaries, and instruct its employees, counsel, financial advisors, auditors and other Representatives, to reasonably cooperate with Parent in such access and to furnish reasonably promptly all other information, and provide copies thereof, concerning the personnel, properties and business of the Company and its Subsidiaries as Parent or Merger Subsidiary may reasonably request; provided, however, that (i) this Section 6.04 shall not require the Company or any of its Subsidiaries to permit access to (A) any information that is subject to attorney-client privilege or similar privilege or the work product doctrine or (B) any information that in the reasonable opinion of the Company would violate any Applicable Law (provided, however, that, in the case of subclause (A) and this subclause (B), the Company shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the Applicable Law or waive such privilege or work-product doctrine), (C) such documents or information that are reasonably pertinent to any litigation, suit, action or proceeding between the Company and its Affiliates, on the one hand, and Parent and its Affiliates, on the other hand, (D) any information related to the negotiation and execution of this Agreement or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other third parties relating to any competing or alternative transactions (including Company Acquisition Proposals) and the actions of the Company’s Board of Directors (or any committee thereof) with respect to any of the foregoing, whether prior to or after execution of this Agreement or (E) any information related to an Adverse Recommendation Change or the actions of the Company’s Board of Directors (or any committee thereof) with respect thereto, (ii) any such access shall be provided under supervision of appropriate personnel of the Company and in such a manner as not to unreasonably interfere with the normal business or operations of the Company or its Subsidiaries and (iii) any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and policies and will not include the right to sample soil, sediment, groundwater, surface water, air or building materials or conduct any other environmental sampling. Notwithstanding anything herein to the contrary, the parties hereby agree and acknowledge that the standstill and similar restrictions in the Confidentiality Agreement shall not apply upon the execution and delivery of this Agreement to the extent required to permit any action contemplated hereby and in accordance herewith and solely until any valid termination of this Agreement in accordance with its terms.

Section 6.05. Parent’s Financing Activities.

(a)    Without limiting the generality of Section 8.01, prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, on a timely basis, provide all reasonable cooperation requested by Parent, any of its Affiliates or Representatives or any Financing Party that is customary in connection with the arrangement, marketing, syndication and consummation of Financing (and the satisfaction of the conditions precedent to funding thereof) for transactions that are substantially similar to the transactions contemplated by this Agreement. Such cooperation shall, at the reasonable request of Parent, any of its Affiliates or Representatives or any Financing Party, include (but not be limited to) the following:

(i)    furnishing, or causing to be furnished, to such Person, (A) audited consolidated balance sheets and related audited consolidated statements of income, stockholders’ equity and cash flows of the Company for each fiscal year ended after the date hereof and more than sixty (60) days prior to the Closing Date, (B) unaudited consolidated balance sheets and related unaudited consolidated statements of income and cash flows of the Company for each fiscal quarter ended after the date hereof and more than forty (40) days prior to the Closing Date, and in the case of clauses (A) and (B), prepared in accordance with GAAP and reviewed (in accordance with Statement on Auditing Standards No. 100) by the Company’s accountants and meeting the requirements of Rule 3-05 of Regulation S-X under the 1933 Act (with such review (x) including a review of the financial statements for the corresponding period in the previous fiscal year and (y) being conducted in accordance with applicable accounting standards), together with (C) all other historical financial and other customary information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, any of its Affiliates or Representatives or any Financing Party that may be required in order for Parent to complete and deliver customary pro forma financial statements, confidential information, bank or offering memoranda or prospectuses, in connection with such Financing, including the information required under any commitment letter, engagement letter or definitive financing document in connection with the transactions contemplated by this Agreement or in connection with a customary offering of securities;

(ii)    providing reasonable assistance to Parent for the preparation of pro forma financial information and projections required to consummate any such Financing or to comply with Applicable Law;

(iii)    requesting that the Company’s and its Subsidiaries’ independent accountants participate in accounting due diligence sessions upon reasonable advance notice and cooperate with such Financing, including requesting that they provide customary comfort letters (including “negative assurance” comfort) as are customarily requested in an underwritten offering of securities and consents customary for Parent’s use of the financial statements of the Company and its Subsidiaries in any marketing or offering materials to be used in connection with such financing;

(iv)    providing reasonable assistance to Parent and its Affiliates in their preparation of customary rating agency presentations, road show materials, customary bank or co-investor information memoranda, prospectuses, bank syndication materials, credit agreements, offering memoranda, private placement memoranda, definitive financing documents (as well as customary certificates) and similar or related documents customarily prepared in connection with Financings of the type described in this Section 6.05, and which may incorporate by reference periodic and current reports filed by the Company with the SEC;

(v)    reasonably cooperating with customary marketing efforts and due diligence efforts of Parent and its Affiliates for all or any portion of such Financing;

(vi)    reasonably cooperating with any Financing Parties of Parent or any of Parent’s Affiliates in an evaluation of the assets of the Company or any of its Subsidiaries for the purpose of establishing collateral arrangements, if any, in connection with such Financing;

(vii)    using reasonable best efforts to deliver to Parent, no later than five (5) Business Days prior to the Closing Date (to the extent requested by Parent no later than ten (10) Business Days prior to the Closing Date), any materials and documentation about the Company and its Subsidiaries required under applicable “know your customer” and anti-money laundering rules, Applicable Laws and regulations (including the USA PATRIOT Act and the Beneficial Ownership Regulation);

(viii)    informing Parent promptly in writing if the Company’s Board of Directors or a committee thereof concludes that any previously issued financial statements included or intended to be used in connection with the Financing should no longer be relied upon;

(ix)    informing Parent promptly in writing if the Company’s Board of Directors shall have knowledge of any facts as a result of which a restatement of any of the Company’s or its Subsidiaries’ financial statements is probable;

(x)    reasonably cooperating with Parent and the Financing Parties in connection with providing customary authorization letters in connection with any debt financing to the Financing Parties; and

(xi)    delivering notices of prepayment and/or notices of termination of commitments within the time periods required by the Company Credit Agreements and obtaining payoff letters related thereto, and, if applicable, instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of the Company Credit Agreements;

provided that (1) neither the Company nor any of its Affiliates shall be required to (A) pay any commitment or other similar fee in connection with any Financing to be obtained by Parent or any of Parent’s Affiliates in connection with the transactions contemplated by this Agreement, (B) take any action that would conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any Applicable Law, or (C) take any action to the extent such action would unreasonably interfere with the business or operations of the Company or its Subsidiaries, (2) the effectiveness of any documentation executed by the Company with respect thereto, and the attachment of any Lien to any assets of the Company or any of its Subsidiaries, shall be subject to the consummation of the Closing, (3) the Company (and any of its Subsidiaries) and any director or officer of the Company (or any of its Subsidiaries) shall not be required to execute any agreement, certificate, document or instrument or adopt any resolutions with respect to such Financing that would be effective prior to the Closing (other than certifications of financial statements and customary authorization letters contemplated by clause (x) above) and no such directors that shall not be continuing directors shall be required to take any such action, whether effective prior to or after Closing, and (4) (A) Parent shall, upon written request by the Company, reimburse the Company or any of its controlled Affiliates for all reasonable and documented out-of-pocket costs or expenses actually incurred by each such Person in complying with their respective covenants pursuant to this Section 6.05 and (B) Parent shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, reasonable and documented out-of-pocket costs or expenses actually suffered or incurred by any of them of any type in connection with the arrangement of such financing, other than to the extent any such liabilities, losses, damages, claims, reasonable and documented out-of-pocket costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of the Company, its Affiliates or their respective Representatives, or such Person’s material breach of this Agreement. Parent acknowledges and agrees that the obtaining of any such financing is not a condition to the Closing.

(b)    All non-public or other confidential information regarding the Company or its Affiliates obtained by Parent, its Affiliates or their respective Representatives, in each case pursuant to this Section 6.05, shall be kept confidential in accordance with the Confidentiality Agreement; provided that such information may be shared (i) on a confidential basis with prospective Financing Parties, lenders, underwriters, initial purchasers, placement agents and investors during syndication and marketing of any Financing in connection herewith and participants in such Financing (and, in each case, to their respective counsel and auditors), in each case that enter into confidentiality arrangements customary for Financing transactions of the same type as such Financing (including “click-through” confidentiality arrangements), (ii) on a confidential basis with rating agencies and (iii) by inclusion in a prospectus, offering memorandum or similar offering document used in any Financing in connection herewith in order to prevent such document from containing any misstatement or omission of a material fact necessary to make the statements therein not misleading, provided that in the case of this clause (iii), the Company and its counsel are given a reasonable opportunity to review and comment on the relevant disclosures.

(c)    The Company hereby consents to the reasonable use of the Company’s and its Affiliates’ trademarks, service marks and logos in connection with any Financing; provided that such trademarks, service marks and logos are used in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Affiliates or the reputation or goodwill of the Company or its Affiliates, and on such other customary terms and conditions as shall be mutually agreed.

(d)    Parent shall use reasonable best efforts to consummate and obtain the Financing necessary to satisfy the representation set forth in the first sentence of Section 5.15, including using reasonable best efforts to (i) negotiate and enter into definitive documents with respect to such Financing, (ii) satisfy on a timely basis all conditions precedent related thereto that are applicable to Parent and Merger Subsidiary and (iii) upon the satisfaction or waiver of the conditions to Parent’s and Merger Subsidiary’s obligations to consummate the Closing, consummate such Financing and use reasonable best efforts to cause the Financing Parties to fund such Financing at the Closing. Parent shall keep the Company reasonably informed of the status of its efforts to arrange such Financing and provide to the Company complete, correct and executed copies of the material definitive documents for such Financing upon execution. Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice of (i) any material breach, material default, termination or cancellation by any Financing Party of any of the commitment letters or definitive documents related to such Financing of which Parent or Merger Subsidiary becomes aware and (ii) the receipt by Parent or Merger Subsidiary of any written communication or other material communication from any Financing Party with respect to (A) any material breach, material default or termination, cancellation by any Financing Party of any of the commitment letters or definitive document related to such Financing or (B) material dispute or material disagreement between Parent and any Financing Party or among any parties to any of the commitment letters or any definitive document related to such Financing.

Section 6.06. Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under Applicable Laws and rules and policies of NYSE to cause the delisting of the Company and of the shares of Company Stock from NYSE as promptly as practicable after the Effective Time and the deregistration of the shares of Company Stock under the 1934 Act as promptly as practicable after such delisting. The Company shall not cause the Company Stock to be delisted from NYSE prior to the Effective Time.

Section 6.07. State Takeover Laws. Assuming the representations and warranties in Section 5.17(b) are complete and accurate, if any state takeover statute becomes or is deemed to become applicable to the Company or the Merger or the other transactions contemplated by this Agreement, then the Company’s Board of Directors shall take any and all actions reasonably necessary to eliminate or, if it is not possible to eliminate, then to minimize the effects of such statutes on the foregoing.

Section 6.08. Transaction Litigation. The Company shall give Parent notice, as soon as possible, of any Proceeding brought by any stockholder of the Company against the Company and/or its directors or officers relating to or in connection with the Merger or the other transactions contemplated by this Agreement. Subject to entry into a customary joint defense agreement, Parent shall have the right to participate in the defense of any such Proceeding. The Company may not compromise or settle or offer to compromise or settle any such Proceeding, without the prior written consent of Parent not to be unreasonably withheld.

Section 6.09. Resignations. Prior to the Effective Time, upon Parent’s request, the Company shall use reasonable best efforts to cause any director of the Company to execute and deliver a letter effectuating his or her resignation as a director effective as of the Effective Time.

ARTICLE 7

Covenants of Parent and Merger Subsidiary

Section 7.01. Conduct of Parent. Except (a) for matters set forth in Section 7.01-1 of the Parent Disclosure Letter, (b) as expressly required or as expressly permitted by this Agreement, (c) as required by Applicable Law or (d) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof and prior to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, (i) use its reasonable best efforts to conduct its business in the ordinary course of business and (ii) use its reasonable best efforts to (x) preserve intact in all material respects its present business organization, (y) keep available the services of its directors, officers and key employees and (z) maintain satisfactory relationships with its customers, lenders, suppliers, Governmental Authorities and others having material business relationships with it; provided that for the avoidance of doubt, Parent shall not be obligated to take any action that would not be permitted by the following sentence of this Section 7.01 and any action permitted by the following sentence of this Section 7.01 shall not be deemed a breach of this sentence of this Section 7.01. Without limiting the generality of the foregoing, except (a) for matters set forth in Section 7.01-2 of the Parent Disclosure Letter, (b) as expressly required by this Agreement, (c) as required by Applicable Law or (d) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date hereof and prior to the Effective Time, Parent shall not:

(a)    (i) amend the articles of incorporation of Parent or (ii) amend in a manner that would reasonably be expected to have the effect of delaying, preventing or restraining the consummation of the Merger or that would be materially or disproportionately (relative to other holders of Parent Stock) adverse to the Company’s stockholders, the bylaws of Parent;

(b)    split, combine, or reclassify any shares of its capital stock;

(c)    issue or sell any Parent Securities, other than the issuance of (A) any shares of Parent Stock upon the exercise of Parent Stock Options or settlement of Parent RSUs that are outstanding on the date of this Agreement, or otherwise in respect of grants under Parent Stock Plans in the ordinary course of business, (B) the issuance of shares of Parent Stock under any Parent Employee Plan in the ordinary course of business and (C) awards granted under Parent Stock Plans in the ordinary course of business;

(d)    except with respect to quarterly cash dividends (not in excess of $0.21 per share of Parent Stock, but subject to increase for quarterly periods occurring on or after October 1, 2019, by no more than $0.01 per share on an annual basis) paid in the ordinary course of business, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, the capital stock of Parent;

(e)    adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation or dissolution of Parent;

(f)    acquire (by merger, consolidation, acquisition or stock or assets or otherwise), directly or indirectly, any assets constituting a business in a single transaction or series of related transactions with a fair market value in excess of $200,000,000 in the aggregate;

(g)    sell, lease or otherwise transfer, directly or indirectly, assets constituting a business in a single transaction or series of related transactions with a fair market value in excess of $200,000,000 in the aggregate;

(h)    make any change in any financial accounting principles, methods or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the 1934 Act; or

(i)    agree, authorize or commit to do any of the foregoing.

Section 7.02. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03. Parent Owned Shares. Parent shall vote or cause to be voted all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.04. Indemnification and Insurance.

(a)    All rights to indemnification, exculpation from liabilities and advancement of expenses for acts or omissions occurring at or prior to the Effective Time now existing in favor of any individual (i) who is or prior to the Effective Time becomes, or has been at any time prior to the date of this Agreement, a present or former director or officer (including any such individual serving as a fiduciary with respect to an employee benefit plan) of the Company and (ii) set forth on Section 7.04(a) of the Company Disclosure Letter in his or her capacity as a present or former director of one or more Subsidiaries of the Company as of the date of this Agreement (each such individual in (i) and (ii), an “Indemnified Person”) as provided in, with respect to each such Indemnified Person, as applicable, (i) the Second Amended and Restated Certificate of Incorporation of the Company, (ii) the Amended and Restated Bylaws of the Company, (iii) the organizational documents of any applicable Subsidiary of the Company in effect on the date hereof at which such Indemnified Person serves as a director or officer, as applicable, or (iv) any indemnification agreement, employment agreement or other agreement made available to Parent, ((i) through (iv) collectively, the “Indemnification Agreements”) containing any indemnification provisions between such Indemnified Person, on the one hand, and the Company and its Subsidiaries, on the other hand, shall survive the Merger in accordance with their terms and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Person with respect to acts or omissions occurring at or prior to the Effective Time.

(b)    For six (6) years after the Effective Time, Parent and the Surviving Corporation (jointly and severally) shall indemnify and hold harmless all Indemnified Persons with respect to acts or omissions occurring at or prior to the Effective Time to the fullest extent that the Company or the applicable Company Subsidiary would be permitted to do so by Delaware law or, if any such Company Subsidiary is not organized in Delaware, the Applicable Law of organization of such Company Subsidiary, in the event of any threatened or actual claim, suit, action, proceeding or investigation (a “Claim”), whether civil, criminal or administrative, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) with respect to the present and former directors and officers of the Company that are Indemnified Persons, (A) the fact that the Indemnified Person is or was a director (including in a capacity as a member of any board committee), officer, employee or agent of the Company, any of its Subsidiaries or any of their respective predecessors or (B) this Agreement or any of the transactions contemplated hereby, and (ii) with respect to the Indemnified Persons set forth on Section 7.04(a) of the Company Disclosure Letter, the fact that such Indemnified Person is or was a director of any Company Subsidiary and his or her respective actions or omissions in his or her capacity as a director of one or more Subsidiaries of the Company, in each case whether asserted or arising before, on or after the Effective Time, against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Person (to the extent required or, in the case of advancement, permitted by Delaware law, upon delivery to the Parent of an unsecured, interest-free undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified)) and all judgments, fines and, subject to the remainder of this Section 7.04(b), amounts paid in settlement of or in connection with any such threatened or actual Claim. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought by an Indemnified Person hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Claim or such Indemnified Person otherwise consents (not to be unreasonably withheld, conditioned or delayed) in writing to such settlement, compromise or consent. Parent and the Surviving Corporation shall cooperate with an Indemnified Person in the defense of any matter for which such Indemnified Person is indemnified hereunder; provided, however, that the Parent or its applicable Subsidiary may, at its option and expense, assume and control the defense of any Claim with one counsel for all similarly situated Indemnified Persons subject to such Claim, if such counsel reasonably acceptable to a majority of the Indemnified Persons who may be entitled to indemnification for such Claim; provided that, if such Claim commenced after the date hereof and prior to the Effective Time and relates to this Agreement, the Merger or the fiduciary duties of the Board of Directors of the Company, then at the election of a majority of such Indemnified Persons, such counsel shall be the counsel of record prior to the Effective Time for such Claim; provided further that any Indemnified Person may fully participate at its own expense in the defense of such Claim through separate counsel of its own choosing; and provided further that if, in the reasonable opinion of counsel of any Indemnified Person, there is a conflict of interest between such Indemnified Person and Parent or its applicable Subsidiary, or because of Parent or its applicable Subsidiary’s failure to defend for a period of sixty (60) days any such Claim, any such Indemnified Person shall have the right to select separate counsel of its own choosing to participate in the defense of such Claim on its behalf, and the reasonable costs and expenses (including reasonable attorneys’ fees) of defending such Claim shall be indemnified by Parent and the Surviving Company to the extent otherwise indemnifiable hereunder. If the Parent or its applicable Subsidiary so assumes the defense of any Claim for such Indemnified Persons pursuant to the foregoing sentence, none of the Parent or any of its Subsidiaries will be liable to such Indemnified Persons for any defense costs or expenses (including attorneys’ fees and expenses) subsequently incurred by the Indemnified Persons in the defense of such Claim (but excluding, for the avoidance of doubt, any other losses, claims, damages, liabilities, costs or other expenses therefrom, including from the disposition of any such Claim, that are subject to indemnification pursuant to this Section 7.04). Neither an Indemnified Person nor the Parent, the Surviving Corporation of any of its Subsidiaries shall settle, compromise or consent to the entry of any judgment in any threatened or actual Claim for which indemnification could be sought without the prior written consent of Parent, in the case of the Indemnified Persons, or the Indemnified Persons, in the case of Parent, the Surviving Corporation or any of its Subsidiaries (in each case, such consent not to be unreasonably withheld, conditioned or delayed). Such Indemnified Person shall cooperate with the Parent and its applicable

Subsidiaries in the defense of any matter for which such Indemnified Person could seek indemnification hereunder.

(c)    Prior to the Effective Time, the Company shall, or if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to, use reasonable best efforts to obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time (including claims with respect to the adoption of this Agreement and the consummation of the transactions contemplated hereby) with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies; provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such “tail” insurance policy and the Company shall give good faith consideration to any comments made by Parent with respect thereto; and provided that the premium payable for such “tail” insurance policy shall not exceed 300% of the premium amount per annum the Company paid in its last full fiscal year (such maximum amount, the “Maximum Tail Premium”) and if the cost for such “tail” insurance policy exceeds the Maximum Tail Premium, then the Company shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Tail Premium. Parent shall cause any such “tail” policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation. In addition, prior to the Effective Time, the Company will reasonably cooperate with Parent to assist in obtaining such additional “tail” insurance policies as Parent may reasonably request.

(d)    If Parent or the Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the applicable successor, assign or transferee shall assume the obligations set forth in this Section 7.04 (including this Section 7.04(d)).

(e)    The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation and bylaws of the Company or any of its Subsidiaries, under the DGCL or any other Applicable Law, under any agreement of any Indemnified Person with the Company or any of its Subsidiaries or otherwise. These rights shall survive the consummation of the Merger in accordance with their terms. After the Effective Time, the covenants contained in this Section 7.04 are intended to benefit, and shall be enforceable by, each Indemnified Person. After the Effective Time, the obligations of Parent and the Surviving Corporation under this Section 7.04 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Person without the consent of such Indemnified Person.

(f)    Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 7.04 (including by advancing such expenses in advance of the final disposition of any claim seeking to enforce such obligations).

Section 7.05. Employee Matters.

(a)    With respect to employees who are actively employed by the Company or its Subsidiaries as of immediately before the Effective Time (“Company Employees”), for a period of twelve months following the Closing (or, if earlier, until the termination of the applicable Company Employee’s employment with Parent, the Surviving Corporation or any of its Subsidiaries), Parent shall, or shall cause the Surviving Corporation to, for so long as a Company Employee is employed or engaged by Parent, the Surviving Corporation or any of its Subsidiaries, provide compensation and benefits to such Company Employee that are no less favorable in the aggregate to the Company Employee than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses and nonqualified deferred compensation) and benefits (excluding any defined benefit pension plan or retiree medical benefits) provided to the Company Employee immediately prior to the Effective Time.

(b)    Without limiting the generality of Section 7.05(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, assume and honor during the twelve-month period following the Effective Time (or, if sooner, until all obligations thereunder have been satisfied) all of the Company’s employment, severance, bonus, incentive compensation, commission, change in control, retention and termination plans and agreements, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event) in accordance with their respective terms; provided, however, that nothing in this Section 7.05(b) shall (i) impair the enforceability of any Company severance agreements that may by their terms remain in effect beyond such twelve-month period or (ii) limit the ability of Parent or the Surviving Corporation to amend or terminate any Company Employee Plan or any other plan, agreement or arrangement with any Company Employee to the extent such amendment or termination is permitted by the terms of such Company Employee Plan or other plan, agreement or arrangement as in effect on the date hereof.

(c)    With respect to any employee benefit plan maintained by Parent, the Surviving Corporation or any of its Subsidiaries in which any Company Employee is eligible to participate following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, treat each Company Employee’s service with the Company or any of its Subsidiaries prior to the Effective Time (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer is recognized by the Company or such Subsidiary under the comparable Company Employee Plans) as service with Parent, the Surviving Corporation or its Subsidiaries, as applicable, for purposes of determining eligibility to participate, level of benefits and vesting, benefit accruals (but not for benefit accrual purposes under any defined benefit pension plan) and for purposes of determining future vacation and paid time-off accruals and severance amounts under any employee benefit plan; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits.

(d)    Parent shall, or shall cause the Surviving Corporation or any of its Subsidiaries to, use commercially reasonable efforts to (i) waive any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any health or welfare benefit plan maintained by Parent, the Surviving Corporation or any of their Subsidiaries in which any Company Employee (or the dependents of any eligible Company Employee) will be eligible to participate from and after the Effective Time to the same extent such limitation would have been waived or satisfied under any similar Company Employee Plan the Company Employee participated in immediately prior to coverage under the Parent health or welfare benefit plan and (ii) recognize the dollar amount of all payments incurred by each Company Employee (and his or her eligible dependents) prior to the Effective Time under any applicable Company Employee Plan during the calendar year in which the Effective Time occurs for purposes of satisfying such calendar year’s deductible, co-payment limitations and out-of-pocket maximums under the relevant welfare benefit plans in which such Company Employee will be eligible to participate from and after the Effective Time to the same extent such payments were recognized under any similar Company Employee Plan that such Company Employee participated in immediately prior to the Effective Time.

(e)    The parties hereto acknowledge and agree that all provisions contained in this Section 7.05 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including employees, former employees, any participant or any beneficiary thereof, in any Company Employee Plan or Parent Employee Plan, or (ii) to continued employment with the Company, Parent, the Surviving Corporation or their respective Subsidiaries or Affiliates. Notwithstanding anything in this Section 7.05 to the contrary, nothing in this Agreement, whether express or implied, shall be treated as an amendment or other modification of any Company Employee Plan, Parent Employee Plan or any other employee benefit plans of the Company, Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates or shall prohibit Parent, the Surviving Corporation or any of their respective Subsidiaries or Affiliates from amending or terminating any employee benefit plan.

Section 7.06. Stock Exchange Listing. Prior to the Effective Time, Parent shall use its reasonable best efforts to cause the shares of Parent Stock issuable in connection with the Merger to be authorized for listing on the NYSE, subject to official notice of issuance.

Section 7.07. Access to Information. From the date hereof until the earlier of the termination of this Agreement or the Effective Time, Parent shall during normal business hours and upon reasonable prior notice, (a) give to the Company, its counsel, financial advisors, auditors and other Representatives reasonable access to the personnel, advisors, agents, offices, properties, Contracts and books and records of Parent and its Subsidiaries and (b) cause its Subsidiaries, and instruct its employees, counsel, financial advisors, auditors and other Representatives, to reasonably cooperate with the Company in such access; provided, however, that (i) the foregoing shall not require Parent or any of its Subsidiaries to permit access to (A) any information that is subject to attorney-client privilege or similar privilege or the work product doctrine, (B) any information that in the reasonable opinion of Parent would violate any Applicable Law (provided, however, that, in the case of subclause (A) and this subclause (B), Parent shall use its reasonable best efforts to communicate the applicable information to the Company in a way that would not violate the Applicable Law or waive such privilege or work-product doctrine), (C) such documents or information that are reasonably pertinent to any litigation, suit, action or proceeding between Company and its Affiliates, on the one hand, and the Parent and its Affiliates, on the other hand, or (D) any information related to the negotiation and execution of this Agreement and the actions of Parent’s Board of Directors (or any committee thereof) with respect to the foregoing, whether prior to or after execution of this Agreement, (ii) any such access shall be provided under supervision of appropriate personnel of Parent and in such a manner as not to unreasonably interfere with the normal business or operations of Parent or its Subsidiaries and (iii) any access to the properties of Parent and its Subsidiaries will be subject to Parent’s reasonable security measures and policies and will not include the right to sample soil, sediment, groundwater, surface water, air or building materials or conduct any other environmental sampling.

ARTICLE 8

Covenants of Parent, Merger Subsidiary and the Company

Section 8.01. Efforts.

(a)    Subject to the terms and conditions of this Agreement, the Company and Parent shall cooperate with each other and use their reasonable best efforts to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable, including using reasonably best efforts to accomplish the following (i) preparing and filing as promptly as reasonably practicable after the date hereof with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, financial statements, records, applications and other documents, in each case, to the extent applicable, (ii) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations, licenses, waivers and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement, (iii) defending or contesting any action, suit or proceeding challenging this Agreement or the transactions contemplated hereby and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby.

(b)    In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (and Parent shall cause Merger Subsidiary to) (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable (and in any event within ten (10) Business Days after the date hereof), (ii) make each other appropriate filing required pursuant to any Foreign Antitrust Law (collectively with the HSR

Act, the “Antitrust Laws”) as promptly as reasonably practicable (and in any event within twenty (20) Business Days), (iii) use reasonable best efforts to comply at the earliest practicable date with any request under any of the Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective Subsidiaries or Affiliates from any Governmental Authority in respect of such filings or such transactions and (iv) cooperate with each other in connection with any such filing (including, to the extent permitted by Applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith), and in connection with resolving any investigation or other inquiry of any Governmental Authority under any of the Antitrust Laws with respect to any such filing or any such transaction. Each such party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction. No party hereto shall independently participate in any formal meeting with any Governmental Authority in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and/or participate thereat. Subject to Applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any of the Antitrust Laws. Any party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other parties under this Section 8.01 as “outside counsel only”. Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

(c)    In furtherance and not in limitation of the efforts referenced in Section 8.01(a), Parent (i) shall take any and all action necessary, including (1) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or its Subsidiaries; (2) terminating existing relationships, contractual rights or obligations of the Company or its Subsidiaries; (3) terminating any venture or other arrangement of the Company or its Subsidiaries; (4) creating any relationship, contractual rights or obligations of the Company or its Subsidiaries or (5) effectuating any other change or restructuring of the Company or its Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree with), in each case, as required by the Federal Trade Commission, the Department of Justice or any other competition authority of any jurisdiction under an applicable Foreign Antitrust Law (collectively, “Antitrust Authority”) in connection with the Merger under Antitrust Laws; provided, that any such action may be conditioned upon consummation of the Merger (each a “Divestiture Action”) and to ensure that no Antitrust Authority enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent) preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Merger or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Merger, fails to do so by the End Date; provided, however, that none of Parent, Merger Subsidiary or any of their respective Affiliates, shall be required to sell, dispose of, hold separate, agree to sell or dispose of, terminate, create or effectuate any other change or restructuring (or enter into any agreement or stipulation), or otherwise agree or commit to, or otherwise effect, any Divestiture Action (A) with respect to any assets, categories of assets or businesses, relationships, rights, obligations, ventures or other arrangements of the Company or any of its Affiliates that would, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole or (B) with respect to any of Parent’s, Merger Subsidiary’s or any of their respective Affiliates’ respective assets (including the stock of the Company, after the Merger), categories of assets or businesses, relationships, rights, obligations, ventures or other arrangements (any of the foregoing in this proviso, individually or together with any other Divestiture Action, a “Burdensome Divestiture Condition”); and (ii) shall not consummate or enter into any agreement providing for any acquisition by it or its Subsidiaries of any interest in any Person that derives revenues from products, services or lines of business similar to the Company’s products, services or lines of business if such action would make it materially more likely that there would arise any impediments under any Antitrust Law that may be asserted by any Governmental Authority to the consummation of the transactions contemplated hereby as soon as reasonably practicable. In the event that any action is instituted challenging the Merger as violative of any Antitrust Law, Parent shall take all action necessary, including litigation on the merits and/or any Divestiture Action to resist, avoid or resolve such action up to a Burdensome Divestiture Condition. In the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would restrain, enjoin or otherwise prevent or materially delay the consummation of the transactions contemplated by this Agreement, Parent shall take promptly any and all steps, up to a Burdensome Divestiture Condition, necessary to vacate, modify or suspend such injunction or order so as to permit such consummation prior to the End Date. The Company shall cooperate with Parent and shall use its reasonable best efforts to assist Parent in resisting and reducing any Divestiture Action, provided that, unless requested in writing by Parent, the Company shall not propose, negotiate, agree or commit to, or otherwise effect any Divestiture Action.

Section 8.02. Form S-4; Proxy Statement/Prospectus.

(a)    As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall cooperate in jointly preparing and causing to be filed with the SEC the Proxy Statement/Prospectus in preliminary form and (ii) Parent shall prepare and file with the SEC the Form S-4. The Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as a prospectus. Each of Parent and the Company shall use reasonable best efforts to (i) cause the Proxy Statement/Prospectus and Form S-4 to comply with applicable rules and regulations promulgated by the SEC and (ii) have the Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after its filing. Parent shall use reasonable best efforts to have the Form S-4 declared effective under the 1933 Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger. The Company shall mail or deliver the Proxy Statement/Prospectus to its stockholders as promptly as practicable after the Form S-4 is declared effective. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement/Prospectus.

(b)    Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party and their respective counsel with copies of any written comments or correspondence and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus or the Form S-4 received from the SEC or its staff. Each party shall cooperate and provide the other party and their respective counsel with a reasonable opportunity to review and comment on (i) the Form S-4 and the Proxy Statement/Prospectus prior to the filing or mailing thereof, as applicable, (ii) responses to any comments of the SEC with respect thereto and (iii) any amendment or supplement to the Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC or its staff, and shall consider in good faith any comments of the other party thereto or its counsel. If required by Applicable Law, the Company shall disseminate to its stockholders, as promptly as reasonably practicable, any such required amendment of or supplement to the Proxy Statement/Prospectus.

(c)    At any time prior to the Effective Time, each of the Company, Parent and Merger Subsidiary agrees to promptly notify the other party and their respective counsel upon identifying the need to, and reasonably cooperate with and use reasonable best efforts to, correct (by amendment or supplement to the Form S-4 or Proxy Statement/Prospectus, as applicable, in a form mutually acceptable to Parent and Company) any information related to Parent or the Company or any of their respective Affiliates, directors or officers if and to the extent that it shall have come (or shall have become known) to contain any misstatement or omission of a material fact necessary to make the statements therein in light of the circumstances in which they are made, not misleading. The Company shall cause the Proxy Statement/Prospectus as so corrected to be disseminated to its stockholders to the extent required by Applicable Law.

(d)    Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, and the issuance of any stop order relating thereto or the suspension of the qualification of shares of Parent Stock for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(e)    The Company shall use its reasonable best efforts to take any other action required to be taken by it under the 1933 Act, the 1934 Act, the DGCL and the rules of the NYSE in connection with the filing and distribution of the Proxy Statement/Prospectus, and the solicitation of proxies from the stockholders of the Company thereunder. Subject to Section 6.03, the Proxy Statement/Prospectus shall include the Company Board Recommendation.

(f)    Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) stockholders and such other matters, in each case as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, as applicable, to the SEC or the NYSE in connection with the Merger and the other transactions contemplated by this Agreement, including the Form S-4 and the Proxy Statement/Prospectus; provided, however, that neither party shall use any such information for any purposes other than those contemplated by this Agreement unless such party obtains the prior written consent of the other. In addition, each of the Company and Parent shall use its reasonable best efforts to provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Form S-4 and/or the Proxy Statement/Prospectus.

(g)    The Company agrees that the Proxy Statement/Prospectus, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1934 Act. Parent agrees that the Form S-4, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the 1933 Act.

Section 8.03. Public Announcements. Unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any such press release, communication, other public statement, press conference or conference call as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, this Section 8.03 shall not apply to any such press release, communication, other public statement, press conference or conference call (a) in connection with any Adverse Recommendation Change effected in accordance with this Agreement, (b) in connection with a determination by the Company in accordance with this Agreement that a Company Acquisition Proposal constitutes, or may constitute, a Superior Proposal, or (c) the substance of which is consistent in all material respects with the substance of any previous press release, communication, other public statement, press conference or conference call by a party made in accordance with this Section 8.03, in each case, to the extent such disclosure is still accurate; provided, that in the case of clause (c), the disclosing party shall give the other party reasonably advance notice of (including the contents of) its intended release, communication or other disclosure.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. Each of the Company and Parent shall reasonably promptly notify the other of:

(a)    any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)    any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)    any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; and

(d)    the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be expected to cause, in the case of the Company, any condition set forth in Section 9.02 not to be satisfied, or, in the case of Parent, any condition set forth in Section 9.03 not to be satisfied.

Section 8.06. Section 16 Matters. Prior to the Effective Time, the Company shall take all reasonable steps intended to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each director and officer with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act. Prior to the Effective Time, Parent shall take all reasonable steps intended to cause any acquisitions of Parent Stock (including derivative securities with respect to Parent Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each director and officer with respect to Parent in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.07. No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent or Merger Subsidiary, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 8.08. Certain Filings. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any Consents are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such Consents. Notwithstanding anything to the contrary contained in this Agreement, without the prior written consent of Parent, none of the Company or any of its Affiliates will grant or offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any party in connection with seeking or obtaining any Consent to the transactions contemplated by this Agreement.

ARTICLE 9

Conditions to the Merger

Section 9.01. Conditions to the Obligations of Each Party. The respective obligations of Parent, Merger Subsidiary and the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a)    the Company Stockholder Approval shall have been obtained by the Company;

(b)    no Governmental Authority of any competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Applicable Law shall have been enacted or promulgated after the date of this Agreement, in each case, that is then in effect and has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Merger (collectively, “Restraints”);

(c)     (i) any applicable waiting period under the HSR Act relating to the Merger and the other transactions contemplated hereby shall have expired or been terminated and (ii) any clearance or approval required to be obtained with respect to the Merger under the Antitrust Laws set forth on Exhibit B hereto shall have been obtained;

(d)    the Form S-4 shall have been declared effective by the SEC under the 1933 Act, no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated by the SEC; and

(e)    the shares of Parent Stock issuable in connection with the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The respective obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by Parent at or prior to the Effective Time of the following further conditions:

(a)    (i) the Company shall have performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Section 4.05(a), Section 4.05(c)(I) and Section 4.10(a)(ii) shall be true and correct in all respects (except in the case of Section 4.05(a) and Section 4.05(c)(I) for any inaccuracy(ies) that individually or in the aggregate is or are de minimis relative to the fully diluted equity capitalization of the Company) at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), (B) the representations and warranties of the Company contained in Section 4.02, Section 4.26, Section 4.27, Section 4.28 and Section 4.29 shall be true and correct in all material respects, without giving effect to any materiality, “Material Adverse Effect” and similar “material” qualifications contained therein, at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time) and (C) the other representations and warranties of the Company contained in Article 4 (disregarding all materiality, “Material Adverse Effect” and similar “material” qualifications contained therein) shall be true and correct as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), except, in the case of this clause (C) only, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and (iii) Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters in this Section 9.02(a) and Section 9.02(b); and

(b)    since the date of this Agreement there shall not have occurred any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the Company.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or (to the extent permitted by Applicable Law) waiver by the Company at or prior to the Effective Time of the following further conditions:

(a)    (i) each of Parent and Merger Subsidiary shall have performed or complied with, in all material respects, all of its obligations hereunder required to be performed or complied with by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent and Merger Subsidiary contained in Section 5.05(a), Section 5.05(b)(I) and Section 5.09(ii) shall be true and correct in all respects (except in the case of Section 5.05(a) and Section 5.05(b)(I) for any inaccuracy(ies) that individually or in the aggregate is or are de minimis relative to the fully diluted equity capitalization of Parent) at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), (B) the representations and warranties of Parent and Merger Subsidiary contained in Section 5.02, Section 5.17(b), Section 5.20, Section 5.21 and shall be true and correct in all material respects, without giving effect to any materiality, “Material Adverse Effect” and similar “material” qualifications contained therein, at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time) and (C) the other representations and warranties of Parent and Merger Subsidiary contained in Article 5 (disregarding all materiality, “Material Adverse Effect” and similar “material” qualifications contained therein) shall be true and correct as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be so true and correct only as of such time), except, in the case of this clause (C) only, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, and (iii) the Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters in this Section 9.03(a) and Section 9.03(b); and

(b)    since the date of this Agreement there shall not have occurred any effect, change, development, event, circumstance, occurrence, condition, fact or state of facts that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Parent.

ARTICLE 10

Termination

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as otherwise provided herein, notwithstanding prior receipt of the Company Stockholder Approval or the effectiveness of the Parent Consent):

(a)    by mutual written agreement of the Company and Parent; or

(b)    by either the Company or Parent, if:

(i)    the Merger has not been consummated on or before the date that is 270 days after the date hereof (as such date may be extended pursuant to the immediately following proviso or pursuant to any written agreement to so extend executed by Parent and the Company, the “End Date”); provided, however, that (1) if on such 270th day the conditions in Section 9.01(b) (to the extent any such Restraint is in respect of an Antitrust Law) or Section 9.01(c) shall not have been satisfied or, to the extent permissible, waived in accordance with the terms of this Agreement by the party or parties entitled to the benefit of such conditions, but all other conditions to the Closing either have been satisfied or, to the extent permissible, waived in accordance with the terms of this Agreement, or would be satisfied if the Closing were to occur on such date, then the End Date shall be extended, without any action on the part of the parties, one time by an additional 90 days (and in such event such 90th day after the 270th day shall be the End Date) and (2) if the date on which the End Date, as it may be extended, would occur is not a Business Day, then the End Date shall be further extended to the next following Business Day; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement primarily results in or principally causes the failure of the Merger to be consummated by the End Date (it being understood that Parent and Merger Subsidiary shall be deemed a single party for purposes of the foregoing proviso); or

(ii)    any Restraint shall have been issued, entered, enacted or promulgated after the date of this Agreement that has the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger, and in the case of such an Order, such Order shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement primarily results in or principally causes such Restraint; or

(iii)    at the Company Stockholder Meeting (including any adjournment or postponement thereof) at which a vote on the adoption of the Agreement was taken, the Company Stockholder Approval shall not have been obtained; or

(c)    by Parent, if:

(i)    prior to obtaining the Company Stockholder Approval, (A) an Adverse Recommendation Change shall have occurred, (B) the Company shall have failed to publicly reaffirm the Company Board Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation following receipt of a Company Acquisition Proposal that has been publicly made to the Company or publicly made directly to the stockholders of the Company (which request by Parent may only be given once with respect to each such Company Acquisition Proposal; provided, however, Parent may make another written request to which this clause (B) shall apply in the event of any change to the price or other material terms of such Company Acquisition Proposal) or (C) the Company shall have failed to include in the Proxy Statement/Prospectus the Company Board Recommendation (it being understood that the Company and the Company’s Board of Directors shall be deemed a single party for purposes of this Section 10.01(c)(i)); or

(ii)    a breach of any representation or warranty or failure to perform or comply with any covenant or agreement by or on the part of the Company set forth in this Agreement shall have occurred, which breach or failure to perform or comply (A) would cause the condition set forth in Section 9.02(a) not to be satisfied and (B) is not capable of being cured by the Company prior to the End Date or, if capable of being cured, shall not have been cured by the Company on or before the earlier of (x) the End Date and (y) the date that is thirty (30) days following Parent’s delivery of written notice to the Company of such breach or failure to perform (it being understood that the Company and the Company’s Board of Directors shall be deemed a single party for purposes of this Section 10.01(c)(ii)); provided, that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available to Parent if Parent’s breach of any provision of this Agreement would cause the condition set forth in Section 9.03(a) not to be satisfied; or

(d)    by the Company:

(i)    at any time prior to obtaining the Company Stockholder Approval, to enter into a definitive agreement providing for a Superior Proposal pursuant to and to the extent permitted by Section 6.03(f); provided that the Company pays the Company Termination Fee payable pursuant to Section 11.04(b)(ii) substantially concurrently with such termination; or

(ii)    if a breach of any representation or warranty or failure to perform or comply with any covenant or agreement by or on the part of Parent or Merger Subsidiary set forth in this Agreement shall have occurred, which breach or failure to perform or comply with (A) would cause the condition set forth in Section 9.03(a) not to be satisfied and (B) is not capable of being cured by Parent or Merger Subsidiary, as applicable, prior to the

End Date or, if capable of being cured, shall not have been cured by Parent or Merger Subsidiary, as applicable, on or before the earlier of (x) the End Date and (y) the date that is thirty (30) days following the Company’s delivery of written notice to Parent of such breach or failure to perform; provided, that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available to the Company if the Company’s breach of any provision of this Agreement would cause the condition set forth in Section 9.02(a) not to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party to the other party hereto; provided that (a) the provisions of this Section 10.02, the second to last sentence of Section 6.05(a)(xi) and Article 11, the definitions referenced in such Sections and Articles, even if not included in such Sections and Articles, and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01 and (b) neither the Company nor Parent shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement or knowing and intentional common law fraud in the making of the representations and warranties in this Agreement.

ARTICLE 11

Miscellaneous

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or email (provided, that such email states that it is a notice delivered pursuant to this Section 11.01)) and shall be given, if to Parent, Merger Subsidiary, to:

Hillenbrand, Inc.

One Batesville Boulevard

Batesville, Indiana 47006

Attention: Nicholas R. Farrell, Vice President, General Counsel,

         Secretary and Chief Compliance Officer

Email: Nick.Farrell@Hillenbrand.Com

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Attention: Charles W. Mulaney, Jr.

         Richard C. Witzel, Jr.

Email:      Charles.Mulaney@skadden.com

         Richard.Witzel@skadden.com

if to the Company, to:

Milacron Holdings Corp.

10200 Alliance Road, Suite

200 Cincinnati, Ohio 45242

Attention: Tom Goeke

         Hugh O’Donnell

Facsimile No.: (513) 487-5086

Email: Separately provided

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: David M. Blittner, Esq.

         Paul S. Scrivano, Esq.

         Sarah H. Young, Esq.

Facsimile No.: (212) 596-9090

Email:       david.blittner@ropesgray.com

         paul.scrivano@ropesgray.com

         sarah.young@ropesgray.com

or to such other address or facsimile number or email address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient.

Section 11.02. Non-Survival of Representations and Warranties. The representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time; provided that this Section 11.02 shall not limit any covenant or agreement by the parties that by its terms contemplates performance after the Effective Time.

Section 11.03. Amendments and Waivers.

(a)    Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that by Applicable Law requires further approval by the stockholders of the Company without such approval having been obtained. Notwithstanding anything to the contrary contained herein, this Section 11.03(a), the proviso to Section 11.06(a), Section 11.08(b) and Section 11.09 (and any other provision of this Agreement to the extent an amendment, modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) (collectively, the “DFS Provisions”) may not be amended, modified, waived or terminated in a manner that is materially adverse to a Financing Sources Related Party, as applicable, without the prior written consent of the applicable Financing Parties (not to be unreasonably withheld, conditioned or delayed).

(b)    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses; Termination Fee.

(a)    General. Except as otherwise provided herein (including this Section 11.04), all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such cost or expense, whether or not the Merger and the other transactions contemplated by this Agreement are consummated.

(b)    Company Termination Fee.

(i)    If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i), then the Company shall pay an amount equal to $45,000,000 (the “Company Termination Fee”) to Parent by wire transfer of immediately available funds within two Business Days after such termination.

(ii)    If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i), then the Company shall pay the Company Termination Fee to Parent by wire transfer of immediately available funds substantially concurrently with such termination.

(iii)    If (A) after the date of this Agreement, a Company Acquisition Proposal shall have been made to the Company, publicly made directly to the stockholders of the Company generally or otherwise publicly disclosed or made known and, in any such case, such Company Acquisition Proposal is not withdrawn (and publicly withdrawn if made publicly) (x) at least three (3) Business Days prior to the Company Stockholder Meeting in the case of termination pursuant to Section 10.01(b)(iii) or (y) prior to a termination pursuant to either Section 10.01(c)(ii) or Section 10.01(b)(i), (B) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(iii) or Section 10.01(b)(i) or by Parent pursuant to Section 10.01(c)(ii) and (C) within twelve (12) months after such termination, a Company Acquisition Proposal is consummated or the Company enters into a definitive agreement with respect to a Company Acquisition Proposal (regardless of when or whether such transaction is consummated), then the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds on the earlier of the date of consummation of, or entry into a definitive agreement with respect to, such Company Acquisition Proposal. For purposes of Section 11.04(b)(iii), all references to “15%” in the definition of “Company Acquisition Proposal” shall be deemed to be references to “50%”.

(c)    Acknowledgement.

(i)    The Company acknowledges that (i) the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement, and (ii) without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 11.04 and, in order to obtain such payment, Parent commences a Proceeding that results in a judgment against the Company for the payment of any amount set forth in this Section 11.04, the Company shall pay Parent its costs and expenses in connection with such suit (including reasonable attorneys’ fees), together with interest on such amount at an annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by Applicable Law. In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(ii)    Each of the Company, Parent and Merger Subsidiary agree that, upon any termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company pursuant to this Section 11.04 and such Company Termination Fee is paid in full, Parent and Merger Subsidiary shall be precluded from any other remedy against the Company at law or in equity or otherwise, and none of Parent or Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective former, current or future directors, officers, employees, partners, managers, members, stockholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby; provided, however, that notwithstanding the foregoing in this Section 11.04(c)(ii), the Company shall not be relieved or released from any liabilities or damages of Parent or Merger Subsidiary arising out of any willful and material breach of any provision of this Agreement, and none of Parent or Merger Subsidiary shall be prohibited or precluded from bringing such a claim against the Company in such circumstances.

Section 11.05. Disclosure Letter References. The Company Disclosure Letter and the Parent Disclosure Letter, as applicable, are incorporated by reference into and made a part of this Agreement. The mere inclusion of an item in the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, as an item of disclosure to a representation, warranty, covenant, agreement or other provision hereof shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as applicable.

Section 11.06. Binding Effect; Benefit; Assignment.

(a)    Subject to the terms of this Section 11.06, the provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective permitted successors and assigns. Except as provided in Article 2 (which following the Effective Time shall be enforceable by holders of Company Stock or Company Equity Awards as intended third party beneficiaries thereof), Section 11.04(c)(ii) and for the Indemnified Persons as provided in Section 7.04 (in each case from and after, and subject to the occurrence of, the Effective Time), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective permitted successors and assigns; provided, that notwithstanding the foregoing, the Financing Parties may enforce on behalf of the Financing Sources Related Parties (and each is an intended third party beneficiary of) the DFS Provisions.

(b)    No party may assign, delegate or otherwise transfer, by operation of law or otherwise, any of its rights, interests or obligations under this Agreement without the consent of each of the other parties hereto, except that Parent or Merger Subsidiary may transfer or assign any or all of Merger Subsidiary’s rights, interests or obligations hereunder to one or more, or any combination of, direct or indirect wholly-owned Subsidiaries at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary. Any purported assignment not permitted under this Section 11.06(b) shall be null and void.

Section 11.07. Governing Law. This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Subsidiary or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 11.08. Consent to Jurisdiction.

(a)    Each of Parent, Merger Subsidiary and the Company irrevocably submits to the exclusive jurisdiction of (a) the Court of Chancery of the State of Delaware, New Castle County, and (b) if the foregoing court declines to accept jurisdiction over a particular matter, the United States District Court in Wilmington, Delaware, in each case for the purposes of any Proceeding arising out of this Agreement or any transaction contemplated hereby. Each of Parent, Merger Subsidiary and the Company agrees to commence any Proceeding relating hereto in the Court of Chancery of the State of Delaware, New Castle County, and if such court declines to accept jurisdiction over a particular matter, in the United States District Court in Wilmington, Delaware. Each of Parent, Merger Subsidiary and the Company irrevocably and unconditionally waives any objection to the laying of venue of any Proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Court of Chancery of the State of Delaware, New Castle County, and (ii) if the foregoing court declines to accept jurisdiction, the United States District Court in Wilmington, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of Parent, Merger Subsidiary and the Company irrevocably waives any objections or immunities to jurisdiction to which it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any such Proceeding against it arising out of or relating to this Agreement or the transactions contemplated hereby which is instituted in any such court. The parties agree that a final non-appealable judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each of the parties hereto agrees that service of process, summons, notice or document by U.S. registered mail addressed to it at the addresses set forth in Section 11.01 shall be effective service of process for any such Proceeding in any such court with respect to any matters to which it has submitted to jurisdiction in this Section 11.08. The parties agree that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to the other party at the addresses set forth herein in Section 11.01, and service so made shall be completed when received.

(b)    Notwithstanding the foregoing, each of Parent, Merger Subsidiary and the Company (on behalf of themselves, each of their Subsidiaries and each of their and their Subsidiaries’ respective direct and indirect Affiliates and Representatives) agrees: (i) that it will not bring or support any person in any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Sources Related Parties in any way arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to any financing, any commitment letter, engagement letter or any definitive financing documents in connection with this Agreement and the transactions contemplated by this Agreement or the performance thereof, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and submits for itself and its property with respect to any legal proceeding to the exclusive jurisdiction of such courts; (ii) that all Proceedings (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources Related Parties in any way relating to any financing, any commitment letter, engagement letter or any definitive financing documents in connection with this Agreement and the transactions contemplated by this Agreement or the performance thereof, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction (except to the extent contemplated by such letter or definitive agreement); provided, however, that on or prior to the Closing Date, the definitions of Material Adverse Effect and the representations set forth in this agreement shall, for the purposes of any commitment letter, engagement letter or definitive financing document in connection with the transactions contemplated by this Agreement, be governed by, and construed in accordance with, the Applicable Laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Applicable Laws of any jurisdiction other than the State of Delaware; (iii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 11.01 shall be effective service of process against it for any such action brought in any such court; (iv) to waive and hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such legal proceeding in any such court; and (v) that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO, DIRECTLY OR INDIRECTLY, THIS AGREEMENT, WHETHER BASED ON CONTRACT, TORT OR OTHERWISE, OR THE TRANSACTIONS CONTEMPLATED HEREBY INCLUDING THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING, WITHOUT LIMITATION, ANY PROCEEDING AGAINST OR INVOLVING ANY FINANCING SOURCES RELATED PARTY ARISING OUT OF THIS AGREEMENT OR ANY RELATED FINANCING).

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Delivery of an executed counterpart of a signature page to this Agreement by facsimile, “.pdf” format or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 11.11. Entire Agreement; No Other Representations and Warranties.

(a)    This Agreement, together with the Company Disclosure Letter, Parent Disclosure Letter and the Confidentiality Agreement, and any other exhibits, annexes or appendices hereto, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

(b)    Each of Parent and Merger Subsidiary has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries, and each of them acknowledges and agrees that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Except for the representations and warranties made by the Company contained in Article 4 (as qualified by the Company Disclosure Letter), neither the Company nor any other Person on behalf of the Company makes, and Parent and Merger Subsidiary are not relying upon, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Parent, Merger Subsidiary or any of their respective Affiliates or Representatives (including with respect to the accuracy and completeness thereof), notwithstanding the delivery or disclosure to Parent or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and each of Parent and Merger Subsidiary acknowledges the foregoing. Neither the Company nor any other Person will have or be subject to any liability or indemnification obligation under this Agreement to Parent, Merger Subsidiary, or any other Person resulting from the distribution to Parent, Merger Subsidiary or any of their respective Affiliates or Representatives, or Parent’s or Merger Subsidiary’s (or any of their respective Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts, management presentations or other material made available in certain “data rooms” or otherwise, in expectation of the Merger or the other transactions contemplated hereunder, except in all cases to the extent that any such information is included in a representation or warranty contained in Article 4 (as qualified by the Company Disclosure Letter).

(c)    The Company has conducted its own independent review and analysis of the business, operations, assets, Contracts, Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of Parent and its Subsidiaries, and the Company acknowledges and agrees that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of Parent and its Subsidiaries that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of Parent and to discuss the business and assets of Parent and its Subsidiaries. Except for the representations and warranties made by Parent and Merger Subsidiary contained in Article 5 (as qualified by the Parent Disclosure Letter), none of Parent or Merger Subsidiary nor any other Person on behalf of Parent and Merger Subsidiary makes, and the Company is not relying upon, any other express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects or any information provided to Company or any of its respective Affiliates or Representatives, notwithstanding the delivery or disclosure to Company or any of its Affiliates or Representatives of any documentation, forecasts or other information in connection with the transactions contemplated hereby, and the Company acknowledges the foregoing. None of Parent, Merger Subsidiary nor any other Person will have or be subject to any liability or indemnification obligation under this Agreement to the Company or any other Person resulting from the distribution to the Company or any of its respective Affiliates or Representatives, or the Company’s (or any of its Affiliates’ or Representatives’) use of, any such information, including any information, documents, projections, forecasts, management presentations or other material made available in certain “data rooms” or otherwise, in expectation of the Merger or the other transactions contemplated hereunder, except in all cases to the extent that any such information is included in any representation or warranty contained in Article 5 (as qualified by the Parent Disclosure Letter).

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Merger and the other transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that, prior to any valid termination of this Agreement in accordance with Section 10.01, the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief in the event of any breach or to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.08 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement at law or in equity, and the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, neither the Company nor Parent would have entered into this Agreement. Each of the parties hereto agrees that, prior to any valid termination of this Agreement in accordance with Section 10.01, it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13 shall not be required to provide any bond or other security in connection with any such order or injunction.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

MILACRON HOLDINGS CORP.

By:	/s/ Thomas J. Goeke
Name: Thomas J. Goeke
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

HILLENBRAND, INC.

By:	/s/ Joe A. Raver
Name: Joe A. Raver
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Bengal Delaware Holding Corporation

By:	/s/ Joe A. Raver
Name: Joe A. Raver
Title: President

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

[FORM OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MILACRON HOLDINGS CORP.]

Ex-A-1

EXHIBIT B

Foreign Antitrust Laws

1.	The Austrian Cartel Act (BGBl I 2005/61) (Kartellgesetz) and the Competition Act (BGBl I 2017/56) (Wettbewerbsgesetz) (Austria)

2.	The Act against Restraints of Competition, of 1958 (Gesetz gegen Wettbewerbsbeschrankungen) (Germany)

3.	The Act of 16 February 2007 on Competition and Consumer Protection (Poland)

4.	The Federal Competition Act (1986) (Canada)

5.	The Anti-monopoly Law of the People’s Republic of China (1 August 2008) (the People’s Republic of China)

6.	The EU Merger Regulation, in the event that the Merger is referred for review thereunder to the European Commission.

Ex-B-1